Exhibit 2.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between

WILLDAN ENERGY SOLUTIONS

and

WILLDAN GROUP INC.

and

360 ENERGY ENGINEERS, LLC

dated as of

January 15, 2015

i

3.30	Contract Backlog	36
3.31	No Brokers	36
3.32	Exclusivity, Representations and Warranties	37
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	37
4.1	Organization and Authority of Buyer; Enforceability	37
4.2	No Conflict; Governmental Consents	38
4.3	Validity of Purchase Price Shares	38
4.4	No Brokers	38
4.5	Financial Capacity	38
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF WGI	38
5.1	Organization and Authority of WGI; Enforceability	39
5.2	No Conflict; Governmental Consents	39
5.3	Validity of Purchase Price Shares	39
5.4	SEC Filings	39
5.5	Investment Company Act	40
ARTICLE VI	ADDITIONAL AGREEMENTS	40
6.1	Preservation of Records	40
6.2	Cooperation With Respect to Financial Statements	40
6.3	Reserved	41
6.4	Non-Competition; Non-Solicitation	41
6.5	Professional Liability Insurance	43
6.6	Taking of Necessary Action; Further Action	43
6.7	Operation of the 360 Division	43
ARTICLE VII	EMPLOYEE MATTERS	45
7.1	Health and Benefit Plans	45
7.2	Mutual Cooperation	46
7.3	Third-Party Claims	46
ARTICLE VIII	TAX MATTERS	46
8.1	Cooperation and Exchange of Information	46
8.2	Conveyance Taxes	46
ARTICLE IX	INDEMNIFICATION	46
9.1	Obligations of Indemnification	46
9.2	Procedure	47
9.3	Survival	48
9.4	Limitation on Indemnification	49
9.5	Exclusive Remedy	50
9.6	Tax Treatment of Indemnity Payments	51
9.7	Offset	51
ARTICLE X	GENERAL	51
10.1	Further Assurance	51
10.2	Amendments; Waivers	51
10.3	Schedules; Exhibits; Integration	51
10.4	Governing Law	52
10.5	No Assignment	52
10.6	Headings	52
10.7	Publicity and Reports	52

ii

10.8	Parties in Interest	52
10.9	Notices	53
10.10	Expenses	53
10.11	Arbitration	53
10.12	Time of the Essence	54
10.13	Severability	54
10.14	Counterparts	54

iii

Exhibits

Exhibit A	Assets
Exhibit B	Assigned Contracts
Exhibit C	Corporate Overhead Services
Exhibit D	Note
Exhibit E	Guaranty
Exhibit F	Escrow Agreement
Exhibit G	Bill of Sale, Assignment, and Assumption Agreement
Exhibit H	Employment Agreement of Joseph Hurla
Exhibit I	Employment Agreement of Scott McVey
Exhibit J	Employment Agreement of Aaron Etzkorn

Schedules

Schedule PE	Permitted Encumbrances
Schedule 2.1(c)	Excluded Assets
Schedule 2.1(d)	Rents, Utilities and Costs
Schedule 2.4	Allocation to Purchase Price
Schedule 2.9	Assumed Liabilities
Schedule 3.8(a)	Conflicts; Consents
Schedule 3.10	Absence of Certain Changes or Events
Schedule 3.11	Taxes
Schedule 3.12	Material Contracts
Schedule 3.13	Real and Personal Property; Leases
Schedule 3.15	Licenses; Permits; Authorizations
Schedule 3.16(c)	Intellectual Property and Software Contracts
Schedule 3.16(d)	Registered and Pending Trademarks
Schedule 3.17(a)	Litigation
Schedule 3.17(b)	Orders
Schedule 3.17(c)	Compliance with Laws
Schedule 3.18(a)	Insurance
Schedule 3.18(b)	Insurance Claims
Schedule 3.19(a)	Employees
Schedule 3.19(b)	Employment and Labor Actions
Schedule 3.19(d)	Employment Law Compliance
Schedule 3.20(a)	Employee Benefit Plans
Schedule 3.20(g)	Employee Severance; Change of Control
Schedule 3.21	Transactions with Affiliates
Schedule 3.23	Environmental Matters
Schedule 3.25	Clients; Customers; Sales
Schedule 3.29	Bank Accounts
Schedule 3.30	Contract Backlog
Schedule 4.2	Buyer’s Conflicts; Consents
Schedule 5.2	WGI’s Conflicts; Consents

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of January 15, 2015, by and among WILLDAN ENERGY SOLUTIONS, a California corporation (“Buyer”), WILLDAN GROUP, INC., a Delaware corporation (“WGI”), and 360 ENERGY ENGINEERS, LLC, a Kansas limited liability company (“Seller”).  Buyer, WGI and Seller may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

RECITALS

A.            Seller is in the business of providing energy efficiency performance contracting services and owns tangible and intangible assets as identified in Exhibit A hereto (the “Assets”), is the beneficiary of contracts between Buyer and its clients as identified in Exhibit B (the “Assigned Contracts”), and employs professionals and support staff for the purpose of operating such business.

B.            Buyer is a wholly owned subsidiary of WGI.

C.            Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, as a going concern, all of the Assets and all of Seller’s rights to the Assigned Contracts, pursuant to and subject to the terms and conditions of this Agreement.

D.            Buyer desires to employ all of the employees of Seller and Seller desires that such employees be employed by Buyer for the purpose of continuation of the Business as part of Buyer.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1          Definitions.  For all purposes of this Agreement, except as otherwise expressly provided:

(a)           The terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular;

(b)           All accounting and tax terms not otherwise defined herein have the meanings assigned under GAAP principles (as defined below);

(c)           All references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement;

(d)           Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(e)           The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; and

(f)            The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the Schedules and Exhibits delivered pursuant to this Agreement, the following definitions shall apply.

“360 Division” means that portion of Buyer’s PC Business led (initially after the Closing) by the 360 Principals, utilizing, initially after the Closing, the Continuing Employees; it being understood that any other businesses, entities, divisions or business units either acquired by Buyer or its Affiliates relating to Buyer’s PC Business or internally started after the Closing Date (and separate and apart from the 360 Division) relating to Buyer’s PC Business, whether operated within the same legal Entity as the 360 Division or not (“Other Enterprises”), will not be considered part of the 360 Division for purposes of calculation of Adjusted EBITDA and associated Earn-Out Payments under this Agreement except upon the mutual agreement of Buyer and the 360 Principals.

“360 Division Overhead Rate” shall have the meaning set forth in Section 2.3(b).

“360 Principals” means Joseph Hurla, Aaron Etzkorn, and Scott McVey.

“Accounting Referee” has the meaning set forth in Section 2.3(b).

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Adjusted EBITDA” means, for the Earn-Out Period, the income from operations before interest income, interest expense, income taxes, depreciation and amortization of the 360 Division, calculated as if the 360 Division were being operated as a separate and independent corporation (including separate and independent from Other Enterprises), and determined in accordance with GAAP as applied by Buyer on a consistent basis prior to the Closing Date.  For avoidance of doubt, (a) corporate overhead expenses of Buyer, WGI, or their Affiliates shall be included in the calculation of Adjusted EBITDA only as detailed in Section 2.3(a)(v); (b) income from the 360 Division shall not be reduced by any of the following:  (i) allocation of compensation or related expenses attributable to employees of Buyer, WGI or their Affiliates (including Other Enterprises) not exclusively engaged in performing services for the 360 Division, except upon the mutual agreement of Buyer and the 360 Principals, (ii) any expenses related to indebtedness incurred by Buyer, WGI or their Affiliates (including Other

Enterprises) in connection with this Agreement or in connection with any subsequent acquisitions of Other Enterprises, including any interest, prepayment, penalty, origination or similar financing fees, (iii) any fees and expenses of Buyer WGI, or their Affiliates arising out of this Agreement (including but not limited to legal or accounting fees and expenses), (iv) any bad debt write-off determined in a manner that is not consistent with GAAP, as applied by Buyer on a consistent basis prior to the Closing Date, and (v) any extraordinary losses determined in accordance with GAAP, as applied by Buyer on a consistent basis prior to the Closing Date; and (c) income from the 360 Division shall not be increased by any extraordinary gains determined in accordance with GAAP, as applied by Buyer on a consistent basis prior to the Closing Date.  It being understood that Adjusted EBITDA shall only be calculated based on the income from operations before interest income, interest expense, income taxes, depreciation and amortization generated by the 360 Division, and not any Other Enterprises, except upon the mutual agreement of Buyer and the 360 Principals, and if any such Other Enterprise(s) are operated within the same legal Entity as the 360 Division, Adjusted EBITDA shall be calculated without inclusion of any income from operations before interest income, interest expense, income taxes, depreciation and amortization of such Other Enterprises, except upon the mutual agreement of Buyer and the 360 Principals.  In addition, Adjusted EBITDA of the 360 Division will include income from any arrangements entered into after the Closing in accordance with Section 2.10 hereof.

“Adjusted EBITDA Statement” has the meaning set forth in Section 2.3(b).

“Affiliate” means with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

“After-Tax Basis” means that, in determining the amount of Losses subject to indemnification under this Agreement, the amount of such Losses shall be determined net of any Tax Benefit realized by the Buyer Indemnified Parties, the Seller Indemnified Parties, or any party indemnified under Article IX, as applicable, as a result of sustaining or paying such Losses (including as a result of facts and circumstances due to which such Person sustained or paid such Losses).  In the event that any claimed Tax Benefit is disallowed by any taxing authorities, the amount of the Loss shall be adjusted to reflect such disallowance and the Indemnifying Party shall pay the Indemnified Party the amount of such adjustment.

“Aggregate Purchase Price” has the meaning set forth in Section 2.2(a).

“Agreement” means this Asset Purchase Agreement, as amended or supplemented, together with all Exhibits and Schedules attached or incorporated by reference.

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Assets” includes the Assigned Contracts, Assigned Name and those assets listed in Exhibit A.

“Assigned Contracts” shall be as listed in Exhibit B.

“Assigned Name” means the “360 Energy Engineers, LLC” name, including, without limitation, any variations or derivatives thereof, as, or as part of, Buyer’s corporate name, trade name, brand name, logo, symbol, trademark, service mark, fictitious name, domain name, or other such usage, together with the goodwill of the business connected with the use of, and symbolized by, the name, and is included as an Asset.

“Assumed Liabilities” shall have the meaning set forth in Section 2.9.

“Balance Sheet Date” means November 30, 2014.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business” means all of the business of Seller as currently conducted with such Business being conducted with the Assets and Assumed Liabilities.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of Anaheim, California.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.1(a).

“Buyer’s Deductible” has the meaning set forth in Section 9.4(b).

“Buyer’s PC Business” has the meaning set forth in Section 6.10(b).

“Buyer’s Plans” has the meaning set forth in Section 7.1(a).

“Buyer’s Specified Representation” has the meaning set forth in Section 9.3(b).

“Cap” has the meaning set forth in Section 9.4.

“Charter Documents” means the articles of incorporation, articles of organization, by-laws, operating agreements or any other or similar organizational documents of an Entity, as applicable, as amended to the date hereof.

“Claim” has the meaning set forth in Section 9.2.

“Claim Notice” has the meaning set forth in Section 9.2.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Financial Statements” has the meaning set forth in Section 2.6(b).

“Closing Purchase Price Distribution” has the meaning set forth in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Continuing Employees” means any individual who is (a) an active employee of Seller in good standing immediately prior to the Closing Date, and (b) an employee of Seller on any authorized leave of absence, including short-term or long-term disability leave, worker’s compensation leave or vacation leave as of the Closing Date.

“Contract” means any agreement, arrangement, bond, loan commitment, franchise, indemnity, indenture, instrument, mortgage, security agreement, lease or license, whether or not in writing.

“Contract Backlog” has the meaning set forth in Section 3.30.

“Covered Area” has the meaning set forth in Section 6.4(a).

“Disclosure Schedules” means the Schedules to this Agreement dated as of the date hereof delivered pursuant to this Agreement.

“DOL” has the meaning set forth in Section 3.20(b).

“Earn-Out Holdback” has the meaning set forth in Section 2.3(a)(iv).

“Earn-Out Payments” has the meaning set forth in Section 2.3(a).

“Earn-Out Period” shall mean the period from the Closing Date until the earlier of (a) that period of time pursuant to this Agreement in which Seller has qualified for the Maximum Earnout Amount, or (b) the Earn-Out Period End Date.

“Earn-Out Period End Date” shall mean the last day of Year 3; provided however, the Earn-Out Period End Date may be extended in accordance with Section 2.3(a)(vi).

“Encumbrance” means, with respect to any Asset: (a) any claim, charge, easement, encumbrance, lease, security interest, lien, option, mortgage, reservation, condition, covenant, encroachment, title defect, imposition, pledge or restriction of any kind (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, Law, equity or otherwise, or (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to an Asset.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means all applicable Laws as in effect as of the date hereof related to the protection of human health, the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” has the meaning set forth in Section 3.20(d).

“Escrow Agent” has the meaning set forth in Section 2.3(a)(iv).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.1(c).

“Financial Statements” means the (a) audited consolidated balance sheets of the Business as of December 31, 2012 and 2013, and the related audited statements of operations, changes in equity, and cash flow and the related notes thereto for each of the fiscal years then ended, (b) the 2014 quarterly unaudited, reviewed consolidated balance sheets and the related statements of operations of Seller through September 30, 2013 and 2014 and (c) the unaudited consolidated balance sheets and the related statements of operations for the eleven months ended November 30, 2014.

“GAAP” means United States generally accepted accounting principles, as in effect on the date hereof, consistently applied.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Substance” means substances that are defined or listed in, or otherwise classified under Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutant,” “contaminant” or any other formulation intended to define, list or classify substances pursuant to Environmental Laws by reason of deleterious properties including, but not limited to, petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

“Indemnified Parties” has the meaning set forth in Section 9.1(b).

“Indemnifying Party” has the meaning set forth in Section 9.2.

“Intellectual Property” means U.S. and foreign rights (including with respect to Software) under patent, copyright, trademark or trade secret Law or any other similar statutory provision or common law doctrine and all web based applications owned or used by the Seller.

“IRS” means the United States Internal Revenue Service, and to the extent relevant, the United States Department of Treasury.

“Knowledge of Seller,” “Seller’s Knowledge” or similar uses of such term means the actual knowledge, after reasonable inquiry, of Joseph Hurla, Scott McVey or Aaron Etzkorn.

“Law” means any constitutional provision, statute or other law, rule or regulation, of any Governmental Entity and any Order.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements or other interest in real property (including any rights to the use of fixtures therein) held by Seller.

“Liabilities” has the meaning set forth in Section 3.9(b).

“Loss” means any cost, damage, disbursement, expense, Liability, loss, deficiency, obligation or penalty of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person; provided that, with the exception of a Loss resulting from a fraudulent misrepresentation of the representations and warranties made by the Parties in this Agreement, Loss shall not include any consequential, special, incidental, exemplary or punitive damages, or any damages for lost profits or diminution of value or any other similar damages (other than any such damages paid to a third party).  In all cases a Loss shall be calculated on an After-Tax Basis and after deducting all amounts recovered or recoverable by the indemnified party as a recovery under any insurance policy or bond.

“Made Available” means such information has been uploaded to https://willdan.app.box.com/files/0/f/2494316331/Project_Circle_Due_Diligence at least one (1) Business Day prior to the date hereof.

“Material Adverse Effect” means, with respect to any Person, (i) a material adverse effect on the condition (financial or otherwise), business, prospects, assets, Liabilities, or results of operations of such Person and its Subsidiaries, taken as a whole; or (ii) a material adverse effect on the ability of such Person to consummate the Transactions.

“Material Contract” has the meaning set forth in Section 3.12.

“Maximum Earn-Out Amount” has the meaning set forth in Section 2.2(a)(iv).

“Note” has the meaning set forth in Section 2.2(c).

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.

“Ordinary Course of Business” An action taken by or on behalf of a Person shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a)           such action is consistent with the Person’s past practices and taken in the ordinary course of the Person’s normal day-to-day operations;

(b)           such action is not required to be authorized by the Person’s shareholders or board of directors and does not require any other separate or special authorization of any nature; and

(c)           such action is similar in nature and magnitude to actions customarily taken, without any special or separate authorization, in the ordinary course of the normal day to day operations of other Entities that are employed in businesses similar to the Person’s business.

“Permitted Encumbrance” means any (a) mechanics’, carriers’, workmen’s, repairmen’s or other similar liens that Seller disputes in good faith and provides security in the amount of a bond for 110% of such disputed amount in the sole favor of Buyer and in form reasonably approved by Buyer; (b) conditional sales contracts (covering personalty and equipment, but not real property) and equipment leases entered into in the Ordinary Course of Business; (c) Encumbrances for Taxes, assessments and other governmental charges which are not due and payable or which are not delinquent and may thereafter be paid without penalty and for which Seller has adequate reserves on the Financial Statements; and (d) Encumbrances disclosed on Schedule PE.

“Person” or “Persons” means an association, a corporation, an individual, a partnership, a trust or any other Entity, including a Governmental Entity.

“Purchase Price Shares” has the meaning set forth in Section 2.2(a)(ii).

“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which Seller holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller.

“Referral Business” has the meaning set forth in Section 2.3(a)(v).

“Release” means any spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, release, presence or migration of Hazardous Materials on, above, under, onto, in or into the environment above regulatory standards or into or out of any property.

“Restricted Period” has the meaning set forth in Section 6.4(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 9.1(b).

“Seller’s Deductible” has the meaning set forth in Section 9.4(a).

“Seller’s Specified Representation” has the meaning set forth in Section 9.3(a).

“Software” means computer programs owned or used by Seller whether in source code or object code form, together with all related documentation.

“Subcontracted Work” has the meaning set forth in Section 2.10.

“Subsidiary” shall mean, with respect to any Person, any Entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” (and, with correlative meaning, “Taxes”) means (i) any and all federal, state, county, local, foreign and other taxes, assessments and other governmental charges of any kind whatsoever, including income, gross receipts, capital stock, franchise, profits, employee and payroll related, withholding, foreign withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum or estimated taxes, including any interest, penalties or additions to tax in respect of the foregoing; (ii) Liability for any such items described in clause (i) that is imposed by reason of U.S. Treasury Regulation §1.1502-6 or similar provisions of Law; and (iii) Liability for any such items described in clause (i) imposed on any transferee, successor, or indemnitor, by Contract or otherwise.

“Tax Benefit” means the Tax effect of any tax item that decreases Taxes paid or payable, but shall not be deemed to include any Tax effect of the allocation of the Purchase Price set forth on Schedule 2.4.

“Tax Return” means any federal, state, local, foreign, and other return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party Intellectual Property” means U.S. and foreign rights (including with respect to Software) under any third party patents, trademarks or copyrights, to the extent licensed by or through Seller by any third party.

“Trading Days” means a day on which the NASDAQ global market, or any other United States national securities exchange on which Willdan Group, Inc., shares are listed for trading, is open for business.

“Transactional Agreements” means this Agreement, the Employment Agreements described in Section 2.6(d) of this Agreement and any other documents contemplated by or delivered or executed by the Parties in connection with this Agreement.

“Transactions” means (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including the performance by Buyer, Seller and other parties to the Transactional Agreements of their respective obligations under the Transactional Agreements.

“WARN Act” has the meaning set forth in Section 3.19(g).

“WGI” means Willdan Group, Inc., a Delaware corporation.

“WGI SEC Reports” means all reports, schedules, registration statements, definitive proxy materials, forms, and exhibits required to be filed by WGI with the SEC pursuant to the reporting requirements of the Exchange Act and all exhibits included therein and financial statements and schedules thereto, in each case to the extent required to be filed after January 1, 2011, through the date of this Agreement.

“Willdan Shares” or “Willdan Stock” means shares of common stock of Willdan Group, Inc., a Delaware corporation (NASDAQ:  WLDN), par value $0.01 per share.

“Year 1” has the meaning specified in Section 2.3(a)(i).

“Year 1 Adjusted EBITDA Target” has the meaning specified in Section 2.3(a)(i).

“Year 2” has the meaning specified in Section 2.3(a)(ii).

“Year 2 Adjusted EBITDA Target” has the meaning specified in Section 2.3(a)(ii).

“Year 3” has the meaning specified in Section 2.3(a)(iii).

“Year 3 Adjusted EBITDA Target” has the meaning specified in Section 2.3(a)(iii).

ARTICLE II
PURCHASE AND SALE

2.1          Transfer of Assets by Seller; Excluded Assets.

(a)           Subject to the terms and conditions herein stated, Seller forever sells, assigns, transfers, conveys and delivers to Buyer on the Closing Date, and Buyer purchases from Seller on the Closing Date, as a going concern, free and clear of any and all Encumbrances, other than Permitted Encumbrances, all of Seller’s right, title and interest in and to the Assets.

(b)           The Parties shall execute all documents as may be reasonably required to effect the sale and transfer of the Assets and the assignment of the Assigned Contracts as may be reasonably requested by Buyer from time to time.  Seller agrees to execute appropriate documents and make and process appropriate filings with regulatory, Tax and other Governmental Entities as reasonably requested by Buyer, at Seller’ cost and expense (excluding any attorney fees) as may be necessary for effectively transferring and conveying Seller’s rights to the Assigned Name to Buyer effective as of the Closing Date. Buyer shall be entitled to use and avail itself of any and all existing or future business experience, permits, licenses, certifications and/or approvals filed, gained or otherwise held by Seller under the Assigned Name.

(c)           The Parties agree that the assets set forth Schedule 2.1(c) attached hereto shall not be part of the Assets transferred hereunder and shall be excluded from this sale and retained by Seller (the “Excluded Assets”).

(d)           All rents and utilities, and other costs set forth on Schedule 2.1(d) attached hereto, relating to the Assets will be prorated between Buyer and Seller as of the Closing Date.

2.2          Purchase Price.

(a)           Purchase Price.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase and acquire the Assets from Seller for an amount (the “Aggregate Purchase Price”) equal to the total sum of up to $15,000,000, payable as follows:

(i)            $4,875,000 in cash; plus

(ii)           such number of shares of Willdan Stock having a value equal to $625,000, calculated based upon the volume weighted average price for the ten (10) Trading Days immediately preceding the Closing Date, excluding the Closing Date (the “Purchase Price Shares”); plus

(iii)          $3,000,000 in the form of a promissory note fully amortizing over three (3) years at a 4% per annum rate of interest (as more fully described in Section 2.2(c); plus

(iv)          up to $6,500,000 (the “Maximum Earn-Out Amount”) payable in cash, subject to the terms and conditions set forth in Section 2.3.

(b)           Closing Purchase Price Distribution.  At Closing, Buyer shall deliver to Seller (i) $4,875,000 in cash, (ii) the Purchase Price Shares; and (iii) the Note (collectively, the “Closing Purchase Price Distribution”).

(c)           The Promissory Note.  The promissory note (the “Note”) shall be:  issued by Buyer in the principal amount of $3,000,000; fully amortizing and payable annually over three (3) years; and bear interest at the rate of 4% interest per annum.  The Note will be subordinated to senior indebtedness of WGI and Buyer pursuant to that certain Subordination Agreement dated on or about the date hereof executed by Seller (and acknowledged by WGI and Buyer) in favor of BMO Harris Bank N.A. (the “Subordination Agreement”), but the Note will not be subordinated to any other debt of Buyer or WGI, including but not limited to any debt incurred in connection with any subsequent acquisitions by them.  WGI will provide a guaranty (the “Guaranty”) to secure such Note, guaranteeing the payment and performance of the Note, subject to the Subordination Agreement.  The Note and the Guaranty shall be in the form of Exhibits D and E respectively.  Buyer will make all payments when due under the Note to the full extent allowed by the Subordination Agreement.  WGI, as guarantor, will make all payments due and owing under the Guaranty to the full extend allowed by the Subordination Agreement.

2.3          Earn-Out Payments.

(a)           In addition to the Closing Purchase Price Distribution, Seller shall be eligible to receive earn-out payments (“Earn-Out Payments”), and Buyer and WGI, jointly and severally, guaranty the payment of such Earn-Out Payments, upon achievement of Adjusted EBITDA as follows (it being understood that the aggregate Earn-Out Payment paid to Seller pursuant to this Agreement shall not exceed the Maximum Earn-Out Amount under any circumstances):

(i)            Subject to Section 2.3(a)(vi), if Adjusted EBITDA of the 360 Division equals or exceeds $1,375,000 (the “Year 1 Adjusted EBITDA Target”) during the period beginning on the Closing Date and ending on the last day of Buyer’s 2015 fiscal year (approximately December 31, 2015) (such period, “Year 1”), the Earn-Out Payment for Year 1 will be equal to the lesser of (A) fifty-five percent (55%) of the actual Adjusted EBITDA for Year 1, and (B) the Maximum Earn-Out Amount, in each case subject to the Earn-Out Holdback (as defined below).

(ii)           Subject to Section 2.3(a)(vi), if Adjusted EBITDA of the 360 Division equals or exceeds $2,000,000 (the “Year 2 Adjusted EBITDA Target”) during the period beginning on the first day of Buyer’s 2016 fiscal year (approximately January 1, 2016) and ending on the last day of Buyer’s 2016 fiscal year (approximately December 31, 2016) (such period, “Year 2”), the Earn-Out Payment for Year 2 will be equal to the lesser of (A) fifty-five percent (55%) of the actual Adjusted EBITDA for Year 2, and (B) the Maximum Earn-Out Amount minus any Earn-Out Payment previously received pursuant to Section 2.3(a)(i), in each case subject to the Earn-Out Holdback.

(iii)          Subject to Section 2.3(a)(vi), if Adjusted EBITDA of the 360 Division equals or exceeds $2,500,000 (the “Year 3 Adjusted EBITDA Target”) during the period beginning on the first day of Buyer’s 2017 fiscal year (approximately January 1, 2017) and ending on the last day of Buyer’s 2017 fiscal year (approximately December 31, 2017) (such period, “Year 3”), the Earn-Out Payment for Year 3 shall be equal to the lesser of (A) fifty-five percent (55%) of the actual Adjusted EBITDA for Year 3, and (B) the Maximum Earn-Out Amount minus any Earn-Out Payment previously received pursuant to Section 2.3(a)(i) and Section 2.3(a)(ii), in all cases subject to the Earn-Out Holdback.  In the event that (y) the 360 Division does not achieve the Year 1 Adjusted EBITDA Target, the Year 2 Adjusted EBITDA Target and/or the Year 3 Adjusted EBITDA Target, and (z) less than the Maximum Earn-Out Amount has been paid pursuant to Sections 2.3(a)(i), (ii) and (iii), if the cumulative Adjusted EBITDA for the Earn-Out Period equals or exceeds $5,875,000 (the “Cumulative Adjusted EBITDA Target”), an Earn-Out Payment shall be made after Year 3 equal to the lesser of (1) fifty-five percent (55%) of the actual cumulative Adjusted EBITDA for Year 1, Year 2 and Year 3 minus any Earn-Out Payment(s) previously received pursuant to Sections 2.3(a)(i), 2.3(a)(ii) and 2.3(a)(iii), and (2) the Maximum Earn-Out Amount minus any Earn-Out Payment(s) previously received pursuant to Sections 2.3(a)(i), 2.3(a)(ii) and 2.3(a)(iii), in all cases subject to the Earn-Out Holdback.  For avoidance of doubt, the actual Adjusted EBITDA for the Earn-Out Period, including any negative amounts, shall be used in calculating the cumulative Adjusted EBITDA for the Earn-Out Period.

(iv)          If any Earn-Out Payments are earned and to be paid for Year 1 or Year 2, then Buyer will place the first $275,000 for Year 1 and $400,000 for Year 2 into escrow with the Escrow Agent in accordance with an Escrow Agreement substantially in the form of Exhibit F hereto, (the “Earn-Out Holdback”) and the remainder of such Earn-Out Payment in each year, if any, will be paid to Seller.  If the cumulative Adjusted EBITDA for the Earn-Out Period is less than the Cumulative Adjusted EBITDA Target ($5,875,000), then Buyer will be entitled to receive the entire Earn-Out Holdback from such escrow account, plus any interest accrued thereon, if any.  If the cumulative Adjusted EBITDA for the Earn-Out Period equals or exceeds the Cumulative Adjusted EBITDA Target ($5,875,000), then Seller shall receive the entire Earn-Out Holdback, plus any interest accrued thereon, if any, from such escrow account.  No other claw back of any Earn-Out Payments will be made by Buyer, except pursuant to this Section 2.3(a)(iv).  The “Escrow Agent” shall be a bank or trust company mutually selected by Buyer and Seller within at least one month prior to the expiration of Year 1 of the Earn-Out Period.

(v)           The 360 Division shall be entitled to utilize WGI’s corporate services in connection with the operation of the 360 Division (a representative list of such corporate services is set forth in Exhibit C), which corporate services will be reasonably and timely performed for the 360 Division in accordance with WGI’s practice and procedures generally.  Such corporate overhead expenses shall be included in the calculation of Adjusted EBITDA, and the 360 Division shall be charged one percent (1%) of the gross revenue generated by the 360 Division for utilizing such corporate services (the “General Overhead Rate”); provided however, in the event Buyer desires to make a referral of business to the 360 Division (“Referral Business”), the 360 Division and Buyer will work together in good faith to determine the appropriate overhead rate for such Referral Business on a case-by-case basis (the “Referral Overhead Rate”), which Referral Overhead Rate is subject to the approval of the Buyer and the 360 Division  (based on the approval of the 360 Principals).  The General Overhead Rate or the Referral Overhead Rate, as applicable, will be the “360 Division Overhead Rate”, and the 360 Division Overhead Rate shall be calculated into Adjusted EBITDA.

(vi)          If Seller has not achieved the Year 1 Adjusted EBITDA Target by the end of Year 1, the Year 2 Adjusted EBITDA Target by the end of Year 2, or the Year 3 Adjusted EBITDA Target by the end of Year 3, then Seller may, one time only, at its election, extend the period of calculation for either Year 1, Year 2 or Year 3 by 15 days until January 15 of the next calendar year, and Adjusted EBITDA for the period from January 1, 2018 through January 15, of such next calendar year shall be included in determining whether Seller has met or exceeded the Year 1 Adjusted EBITDA Target, the Year 2 Adjusted EBITDA Target, or the Year 3 Adjusted EBITDA Target, as applicable (and also, for purposes of determining whether the Cumulative Adjusted EBITDA Target has been met at the end of the Earn-Out Period).  Such extension will not have the effect of shortening the next period of calculation (if applicable) during the Earn-Out Period.  By way of example, if Seller elected to extend Year 1, Adjusted EBITDA from the period for January 1, 2016 through January 15, 2016 would be included in the calculation of Adjusted EBITDA for both Year 1 and Year 2.

(b)           As promptly as practicable after the end of each of Year 1, Year 2 and Year 3 (but no later than one hundred and five (105) days after the last day of each fiscal year), Buyer shall deliver to Seller a statement setting forth Buyer’s good faith calculation of the Adjusted EBITDA for such year and, after Year 3 only, the cumulative Adjusted EBITDA for Year 1, Year 2 and Year 3 collectively (in each case, the “Adjusted EBITDA Statement”).  Buyer shall, and shall cause its representatives (including outside auditors) to, make available to Seller, at Seller’s expense (without charge for Buyer’s or WGI’s costs) during normal business hours and following reasonable advance notice, the books, records, work papers, and personnel used or involved in the preparation of each Adjusted EBITDA Statement.  If Seller disagrees with Buyer’s calculation any Adjusted EBITDA Statement delivered pursuant to this Section 2.3(b), Seller may, within thirty (30) days after receipt of the Adjusted EBITDA Statement, deliver a notice to Buyer disagreeing with such calculation and setting forth the Seller’s calculation of such amount.  Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which Seller disagrees.  If Seller’s ability to review the books, records, work papers, and personnel used or involved in preparation of the Adjusted EBITDA Statements is delayed, then the 30-day period previously mentioned shall be adjusted by adding the number of days between the receipt of the Adjusted EBITDA Statement by Seller and the date upon which the books, records, work papers, and personnel used or involved are made available to Seller.  If a notice of disagreement shall be duly delivered pursuant to Section 2.3(b), Seller and Buyer shall, during the ten (10) days after such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Adjusted EBITDA or cumulative Adjusted EBITDA, whichever is applicable, which amount shall not be more than the amount thereof shown in Seller’s calculation delivered pursuant to this Section 2.3(b).  If following such 10-day period, Seller and Buyer are unable to reach such agreement, they shall promptly thereafter (and in any event within twenty (20) days of the end of such 10-day period) cause a nationally recognized independent accounting firm mutually acceptable to them (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating the Adjusted EBITDA (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator).  The Accounting Referee shall deliver to Seller and Buyer as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation.  Such report shall be final and binding upon Seller and Buyer.  The cost of such review shall be borne equally by Seller and Buyer.  Buyer and Seller shall, and shall cause their respective representatives to, and Buyer shall cause the Entity operating the 360 Division and its respective representatives (including outside auditors) to, cooperate and assist in the determination of the Adjusted EBITDA and in the conduct of the review set forth in this Section 2.3(b), including making available, to the extent necessary, books, records, work papers and personnel during normal business hours and following reasonable advance notice.

(c)           Each Earn-Out Payment that is earned by Seller in accordance with this Section 2.3 shall be paid by Buyer to Seller within the later of:  (i) one hundred twenty (120) days following the end of the applicable Year 1, Year 2 or Year 3, and (ii) five (5) Business Days after the Adjusted EBITDA for the applicable Year 1, Year 2 or Year 3 has been conclusively determined in accordance with Section 2.3(b) above.  The remaining Earn-Out Payment shall be paid in cash by wire transfer of immediately available funds to the accounts Seller has designated in writing to the Buyer at least two (2) Business Days prior to such payment date.

2.4          Allocation to Purchase Price.  The Closing Purchase Price Distribution shall be allocated to the Assets in the manner set forth on Schedule 2.4 attached hereto.  The Parties agree that they shall both, on any Tax Returns they file that refer to or include this transaction, report this transaction with the allocation set forth on Schedule 2.4.

2.5          The Closing.  Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Assets (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) “virtually” at the offices of Lavoie & Jarman, 2401 E. Katella Ave., Suite 310, Anaheim, California 92806 by means of the electronic exchange of signature pages by fax or email with originals to follow promptly thereafter. The consummation of the Transactions shall be deemed to occur at 11:59 p.m. on the Closing Date.

2.6          Closing Deliveries by Seller.  At or prior to the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)           Bill of Sale, Assignment, and Assumption Agreement in the form of Exhibit G attached to the Agreement.

(b)           The Financial Statements of the Business (the “Closing Financial Statements”), and the written consent of the independent accountants that provided the audit opinion(s) to the Financial Statements and the Closing Financial Statements allowing WGI and its independent auditors to utilize the Financial Statements and the Closing Financial Statements in the preparation and filing of WGI’s SEC Reports.

(c)           Any releases or UCC-3 termination statements regarding any Assets that are secured by a UCC-1.

(d)           Employment agreements executed by Joseph Hurla, Scott McVey and Aaron Etzkorn, in the forms attached as Exhibits H, I and J hereto.

2.7          Closing Deliveries by Buyer and WGI.  At the Closing, against delivery of the Assets, Buyer shall deliver or cause to be delivered to Seller:

(i)            $4,875,000 by wire transfer of immediately available funds to account(s) and in amount(s) designated in writing by Seller two (2) Business Days in advance of the Closing Date.

(ii)           The Note.

(iii)          The Purchase Price Shares.

(iv)          Evidence acceptable to Seller of the Prior Acts Coverage.

2.8          Tax Consequences.  Seller has reviewed with its own tax advisors the tax consequences of the Transactions and is relying solely on such advisors and not on any statements or representations of Buyer or any of its agents.  Seller understands and hereby acknowledges that the Transactions will be fully taxable transactions to them and that a portion of any amounts received after the Closing Date will be treated as interest income for Tax purposes.  Seller understands and hereby acknowledges that Seller (and not Buyer) shall be responsible for its own Tax liability that will arise as a result the Transactions.

2.9          No Liabilities.  Except for any obligations expressly incurred by Buyer under the Assigned Contracts (and solely insofar as they arise from events occurring after the Closing Date) and those obligations identified in Schedule 2.9 (the “Assumed Liabilities”), Buyer does not assume any Liabilities of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, and whether relating to the Assets, the Assigned Contracts, the Assigned Name or otherwise.

2.10        Consents to Certain Assignments.

(a)           Notwithstanding anything in this Agreement or any Transactional Agreement  to the contrary, this Agreement and the Transactional Agreements shall not constitute an agreement to transfer or assign any asset, contract, permit, claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the Approval of a third party, would constitute a breach or other contravention under any contract, agreement or Law to which the Seller is a party or by which it is bound unless and until such Approval shall be given.  The Seller shall use its commercially reasonable efforts, at Buyer’s sole cost and expense, to obtain any Approvals required to assign to the Buyer any Asset that requires the Approval of a third party (including attempting to obtain all Approvals set forth on Schedule 3.8(a)), without any changes or modifications of terms thereunder as promptly as reasonably practicable, and within forty-five (45) days after the Closing. Without limiting the foregoing, within two business days after the Closing, Seller shall contact each of Seller’s clients to obtain a written consent to the assignment by Seller to Buyer of the Assigned Contracts as contemplated by this Agreement.  Buyer shall cooperate and use all commercially reasonable efforts to assist Seller in giving such notices and obtaining such Approvals; provided, however, that Buyer shall not have any obligation to give any guarantee or other consideration of any nature in connection with any such notice or Approval or to consent to any change in the terms of any agreement or arrangement.  Buyer and Seller shall cooperate with each other and take such other actions as may be reasonably required to expeditiously obtain all such Approvals contemplated by this section.

(b)           If any such Approvals are not obtained prior to the Closing or are not obtained after the Closing (including within such 45 day time period specified above), and as a result thereof the Buyer shall be prevented by such third party from receiving the rights and benefits with respect to such Asset intended to be transferred hereunder, then such failure to receive such Approvals shall not be a breach of this Agreement (and shall not give rise to a claim for indemnity hereunder by the Buyer Indemnified Parties), and the Seller and the Buyer shall cooperate in any lawful and commercially reasonable arrangement as the Seller and the Buyer shall agree, under which the Buyer would, to the extent practicable, obtain the economic claims, rights and benefits under such Asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to the Buyer (it being agreed that the inability of Seller and Buyer to enter into such arrangements shall not give rise to a claim for indemnity hereunder by the Buyer Indemnified Parties, and any cancellation of an Assigned Contract or any Claim made by a third party as a result of the Buyer and the Seller entering into any such arrangements after the Closing shall not give rise to a claim for indemnity hereunder by the Buyer Indemnified Parties).  The Seller shall promptly pay to the Buyer when received all monies received by the Seller with respect to any such Asset(s) or any claim or right or any benefit arising thereunder and the Buyer shall promptly pay the Seller for, or otherwise satisfy, all corresponding Liabilities for the enjoyment of such claim, right or benefit to the extent the Buyer would have been responsible therefor hereunder if such Approvals as described herein had been obtained.  With respect to any Contracts that are subcontracted, sublicensed or subleased to the Seller (if any) (the “Subcontracted Work”), then for the period beginning on the Closing Date and ending on the receipt of the applicable required Approval, Buyer agrees to diligently perform and discharge the obligations of Seller in connection with the Subcontracted Work and with respect to such Contract, directly or indirectly, as applicable, through Seller.  As of the date hereof, Buyer has requested and Seller has agreed to subcontract its rights and obligations under that certain Energy Performance Contract dated as of April 28, 2014 between Seller and Harvey County (as may be amended from time to time, together with all exhibits schedules and addenda, as may be amended, the “Harvey County Contract”) to Buyer and will do so pursuant to a subcontract agreement in customary and reasonable form acceptable to the Parties.  In addition, after the Closing, Buyer and Seller may, if agreed by the Parties, enter into an Employee Leasing Agreement (the “Employee Leasing Agreement”) whereby, after the Closing Date, Buyer will lease the services of the Continuing Employees to Seller so that Seller may perform, on a case-by-case basis approved by Buyer and Seller, certain work under contracts (including under certain contracts for which Approvals have not yet been obtained or for which Buyer requests (and Seller agrees) that Seller complete the existing work under the current contract, rather than such contract being assigned by Buyer to Seller) relating to the Business (collectively, “Leased Employment Work”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), Seller represents, warrants and agrees as follows:

3.1          Organization and Authority of Seller; Enforceability.  Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the

State of Kansas.  Seller has full power and authority to enter into this Agreement and the other Transactional Agreements, to carry out its respective obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Seller of this Agreement and other Transactional Agreements and the consummation of the Transactions have been duly authorized by all requisite action on the part of the equity owners of Seller.  The individuals executing this Agreement and the other Transactional Agreements on behalf of Seller are authorized to execute this Agreement and such other Transactional Agreements.  This Agreement and the other Transactional Agreements have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the other Transactional Agreements constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.  There are no corporations, partnerships, joint ventures, associations or other Entities in which Seller owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

3.2          Ownership of Assets; Authority to Assign Contracts.

(a)           Seller is the owner of and has good title to the Assets, free and clear of all Encumbrances of every kind, other than Permitted Encumbrances.  Seller has the right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the Assets pursuant to this Agreement; the delivery to Buyer of the Assets pursuant to the provisions of this Agreement will transfer to Buyer valid title thereto, free and clear of all Encumbrances of every kind, other than Permitted Encumbrances.

(b)           To the extent client consents are required to be obtained from Seller’s clients on any of the Assigned Contracts, Seller represents to Buyer that Seller has no reason to believe that such consents shall not be forthcoming.

3.3          Exempt Transaction.  Seller understands that the issuance of the Purchase Price Shares pursuant to this Agreement will be on the basis that the issuance thereof is exempt from registration pursuant to Section 4(a)(2) of the Securities Act and that Buyer’s reliance upon such exemption is predicated upon Seller’s representations in this ARTICLE III.

3.4          Restricted Securities; Stock Legends.  Seller understands that the Purchase Price Shares issued to the Seller pursuant to this Agreement have not been registered under the Securities Act or any applicable state securities Law and must be held indefinitely unless subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is available.  Seller understands that each certificate or electronic book entry representing the Purchase Price Shares issued pursuant to this Agreement shall contain a legend to the effect that such securities have not been registered under the Securities Act or any state securities Laws and such securities (a) may not be sold or transferred in the absence of registration under the Securities Act and all applicable state securities Laws, or (b) may be sold or transferred pursuant to an applicable exemption from such registration requirements.

3.5          No Distribution of Securities.  The Purchase Price Shares to be issued to Seller pursuant to this Agreement will be acquired by Seller for investment for such Seller’s own account and not as a nominee or agent, and not with a view to distribution thereof in a manner within the meaning of Section 2(11) of the Securities Act or any applicable securities Law or with any current intention to the sale thereof.

3.6          Accredited Investor; No General Solicitation.  Seller represents that Seller and each of the equity owners of Seller at the Closing Date is an “accredited investor” as defined in Rule 501 under the Securities Act.  Seller agrees and acknowledges that:  (i) Seller and the equity owners of Seller or their respective purchaser representatives have such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of Seller’s prospective investment in the Purchase Price Shares; (ii) Seller and the equity owners of Seller or their respective purchaser representative have received all of the information Seller, the equity owners of Seller or their respective purchaser representative have requested from Buyer, including WGI’s (A) annual report on Form 10-K for the year ended December 27, 2013, (B) proxy statement for its 2014 Annual Stockholders Meeting, filed with the SEC on April 23, 2014, (C) Quarterly Reports on Form 10-Q for the quarterly periods ended March 28, 2014, June 27, 2014, and September 26, 2014, (D) Current Reports on Form 8-K, filed with the SEC on April 23, 2014, June 10, 2014, and August 13, 2014, and (E) any other information Seller and the equity owners of Seller  or their respective purchaser representatives considered necessary or appropriate for deciding whether to accept the Purchase Price Shares issued to Seller pursuant to this Agreement; (iii) Seller and the equity owners of Seller have the ability to bear the economic risks of Seller’s prospective investment in the Purchase Price Shares issued to Seller pursuant to this Agreement; (iv) Seller and the equity owners of Seller are able to bear the economic risks of its investment in the Purchase Price Shares issued to Seller pursuant to this Agreement for an indefinite period of time and to suffer complete loss of Seller’s investment in such Purchase Price Shares; and (v) Seller and the equity owners of Seller are not purchasing the Purchase Price Shares issued pursuant to this Agreement as a result of any general solicitation or general advertisement.

3.7          Purchase Price Share Ownership.  Seller does not presently intend to, alone or together with others, make a public filing with the SEC to disclose that it has (or that together with such other Persons have) acquired, or obtained the right to acquire, as a result of the Transactions (when added to any other securities of WGI that Seller owns or has the right to acquire), in excess of 20% or more of the Willdan Shares issued and outstanding immediately prior to the issuance of the Purchase Price Shares to Seller in accordance with this Agreement.  Seller represents that Seller (individually or together with other Persons with whom Seller has identified, or will have identified, itself as part of a “group” in a public filing made with the SEC involving Willdan Shares) does not, as of the Closing Date, own any issued and outstanding Willdan Shares.

3.8          No Conflict; Governmental Consents.

(a)           The execution, delivery and performance by Seller of this Agreement, the other Transactional Agreements, and the consummation of the Transactions, do not and will not (i) violate, conflict with or result in the breach of any provision of the Charter Documents of Seller, (ii) conflict with or violate any material Law applicable to Seller or the Assets, or

(iii) except as set forth on Schedule 3.8(a), violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Approval under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, cancellation  or modification of any obligation or loss of any benefit under any Contract to which Seller is a party or to which any of the Assets are subject, or result in the creation of any Encumbrance on the Assets.

(b)           Except as set forth on Schedule 3.8(a), the execution, delivery and performance of this Agreement and the consummation of the Transactions by Seller do not and will not require any Approval of or Order of any Governmental Entity or any other Person, including a novation under any Contract with a Governmental Entity.

3.9          Financial Statements; Undisclosed Liabilities.

(a)           Financial Statements.  Seller has Made Available to Buyer the Financial Statements.  All the Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with past practice.  The statements of operations and cash flow contained in the Financial Statements fairly present in all material respects the results of operations and cash flows of Seller for the respective periods covered, and the balance sheets fairly present in all material respects the financial condition of Seller as of their respective dates.  Since the Balance Sheet Date, there has been no change in any of the significant accounting policies, practices or procedures of Seller.

(b)           No Undisclosed Liabilities.  (i) Seller has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) (“Liabilities”) required by GAAP applied on a basis consistent with past practice to be reflected or reserved against in the most recent balance sheet in the Financial Statements which were not provided for, (ii) Seller does not have any material Liabilities of any nature (matured or unmatured, fixed or contingent) which were not required by GAAP to be provided for in the most recent balance sheet in the Financial Statements, and (iii) all reserves established by Seller set forth in the most recent balance sheet in the Financial Statements were prepared consistent with past practice.

3.10        Absence of Certain Changes or Events.  Except as set forth on Schedule 3.10, since the Balance Sheet Date, Seller has operated only in the Ordinary Course of Business, and there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Seller.  Without limiting the foregoing, except as set forth on Schedule 3.10, since the Balance Sheet Date, Seller has not:

(a)           Transferred or licensed to any Person or otherwise extended, amended or modified any rights to the Intellectual Property other than in the Ordinary Course of Business, or entered into grants to transfer or license to any Person future patent rights other than in the Ordinary Course of Business; provided that Seller did not, in any event, license on an exclusive basis or sell any of its Intellectual Property;

(b)           Purchased, redeemed or otherwise acquired, directly or indirectly, any interest in the ownership of Seller;

(c)           Issued, delivered, sold, authorized, pledged or otherwise encumbered or proposed any of the foregoing with respect to, any interest in the capitalization of Seller, or rights to acquire any interest in the ownership of Seller, or entered into other agreements or commitments to grant any interest in the ownership of Seller;

(d)           Caused, permitted or proposed any amendments to Seller’s Charter Documents;

(e)           Suffered any material damage, destruction or loss, whether covered by insurance or not, adversely affecting the Assets;

(f)            Entered into any employment or severance agreement or understanding calling for payments in the aggregate for all such agreements in excess of $50,000 annually;

(g)           Other than this Agreement, entered into any commitment or transaction with an aggregate value of at least $100,000 to Seller (including, but not limited to, any borrowing, sale, lease or other disposition of a material asset or material amount of assets or capital expenditure in a material amount);

(h)           Incurred any indebtedness for borrowed money or guaranteed any such indebtedness of another Person, issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities of Seller, entered into any “keep well” or other agreement to maintain any financial statement condition or entered into any arrangement having the economic effect of any of the foregoing;

(i)            Adopted a new Benefit Plan, or materially amended an existing Benefit Plan other than as required by applicable Law, or entered into any collective bargaining agreement;

(j)            Entered into any transaction with any director, officer, employee, shareholder, member or Affiliate of the Seller that is either not in the Ordinary Course of Business or on terms less favorable to Seller than those that would have been obtained in a comparable transaction by Seller with an unrelated Person;

(k)           Revalued any of its assets or, except as required by GAAP, made any change in accounting methods, principles or practices;

(l)            Hired, promoted, demoted or terminated or made any other material changes to the employment status or title of, any employee of Seller;

(m)          Made any Tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Seller or settle or compromise any material income Tax liability;

(n)           Taken any other action that is (i) reasonably likely to (A) have a Material Adverse Effect on the Seller, or (B) breach Seller’s obligations hereunder,  or (ii) otherwise not in the Ordinary Course of Business; and

(o)           Agreed in writing or otherwise to take any of the actions described in Section 3.10(a) through (n) above.

3.11        Taxes.  Except as set forth on Schedule 3.11 (with paragraph references corresponding to those set forth below):

(a)           (i) All Tax Returns required to be filed with respect to Seller have been duly and timely filed (taking into account any valid extensions of time); (ii) such Tax Returns are complete and correct in all material respects; (iii) all material Taxes of Seller (whether or not shown on such Tax Returns) have been paid in full when due; and (iv) there are no unresolved claims for material Taxes with respect to which Seller is or may be liable.  Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No deficiencies for any material Taxes for which Seller is or may be liable have been asserted or assessed or, to the Knowledge of Seller, proposed (and are currently pending).  Seller has not received from any federal, state, or local taxing authority (including jurisdictions where Seller has not filed Tax Returns) any notice indicating an intent to open an audit or other review or any request for information related to Tax matters;

(b)           No waivers of the time to assess any Taxes for which Seller is or may be liable have been given or requested;

(c)           No written claim has ever been made by a Taxing authority in a jurisdiction where Seller has never paid Taxes or filed Tax Returns asserting that Seller is or may be subject to Taxes assessed by such jurisdiction;

(d)           Seller is not a party to any pending Action before any court or any other governmental or regulatory authority for the assessment or collection of any Taxes;

(e)           There are no liens with respect to Taxes (except for liens with respect to Taxes not yet due) upon any of the properties or assets of Seller;

(f)            Seller has withheld and paid all material Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

(g)           Seller has set up adequate reserves for the payment of all material Taxes not yet due and payable that adequately cover all Tax periods ending prior to the date hereof and has properly accrued for all Taxes not yet due and payable for Tax periods ending on or before the Closing Date or any portion of such Tax period ending on the Closing Date.  Since the conclusion of the fiscal year ended December 31, 2013, Seller has no Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice;

(h)           Seller is not a party to nor has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement nor will not be bound by any such agreement or similar arrangement nor has any Liability thereunder for any amounts due in respect to periods prior to the Closing Date;

(i)            Seller has no Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state or local Law) as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than Seller.  Seller is not nor ever has been a member of a group of corporations with which it has filed (or been required to file) group, consolidated, combined or unitary Tax Returns;

(j)            Seller is not nor ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction; and

(k)           Seller has not been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

3.12        Contracts.  Schedule 3.12 sets forth a list of all of the following Contracts to which Seller is a party or by which it is bound (collectively, the “Material Contracts”):

(a)           Any Contract for the furnishing of services to or by Seller or otherwise related to the Business under the terms of which Seller:  (A) is likely to pay or receive consideration of more than $50,000 in the aggregate during the calendar year ending December 31, 2014, or (B) is likely to pay or receive consideration of more than $25,000 in the aggregate over the remaining term of such Contract;

(b)           Any agreement or plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(c)           Any agreement of warranty or any guaranty other than any agreement entered into in connection with (i) a lease, or (ii) any Contract for the furnishing of products or services to or by Seller entered into in the Ordinary Course of Business;

(d)           Any Contract for the employment, severance or retention of any director, officer, employee, agent, shareholder, consultant or advisor of Seller or any other Contract with any director, officer, employee, agent, shareholder, consultant or advisor of Seller that provides for any severance, change in control, deferred compensation, retention, “stay put,” or “golden parachute” payments, termination of employment or expiration of such Contract upon consummation of the Transactions that does not, in each case, provide for termination at will by Seller, as applicable, without further cost or Liability to Seller;

(e)           Any mortgages, indentures, guarantees, loans or credit agreements, security agreements, pledges or other agreements or instruments relating to the borrowing of money by Seller or extension of credit to Seller;

(f)            Any Contracts that limit or restrict Seller, or any of its employees, from engaging in any business or competing with any Person, any Contracts that limit or restrict anyone other than Seller’s employees or consultants from competing with Seller or from soliciting or hiring employees of any other Entity, and any Contracts that require the Seller to offer a Person terms or concessions at least as favorable as those offered to one or more other Persons (including any “most favored nations” clauses);

(g)           Any powers of attorney or comparable delegations of authority granted by Seller;

(h)           Any Contract or commitment with any director, member, officer or owner of Seller (other than those set forth in Section 3.12(d));

(i)            Any Contract that is a joint venture, partnership, or other agreement (however named) involving a sharing of profits, losses, costs, or liabilities;

(j)            Any Contract or undertaking in an amount in excess of $50,000 annually not terminable without penalty, cost or Liability on notice not exceeding thirty (30) days;

(k)           Any Contracts that are leases, rental or occupancy agreements, installment and conditional sale agreements, and other agreements affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments annually of less than $50,000);

(l)            Any Contracts that are licensing agreements or other agreements with respect to (i) Intellectual Property in an amount exceeding $50,000 annually, and (ii) Software in an amount exceeding $50,000 annually;

(m)          Any Contracts with any Governmental Entity in an amount exceeding $50,000 annually;

(n)           Any Contracts between or among Seller and any director, officer, employee, shareholder, member, or owner of any Affiliate of Seller other than Contracts made in the Ordinary Course of Business on terms no less favorable than those that would have been obtained with a non-affiliated party;

(o)           Any Contract that is a guaranteed fixed price environmental remediation Contract;

(p)           Any Contract that was not made in the Ordinary Course of Business, with:

(i)            Consequential or liquidated damages or other indemnity provisions that are not based upon Seller’s negligence in the performance of its services;

(ii)           Fitness for purpose warranties or process, efficacy or similar guarantees; or

(iii)          At-risk design/build, lump sum turn-key, or similar Contract risks or arrangements.

(q)           In addition to the foregoing, any other agreement, Contract or commitment that involves a commitment, expenditure, Liability or value in excess of $50,000; and

(r)            Any other agreement, Contract or commitment that could reasonably be expected to have a Material Adverse Effect on Seller.

Complete and accurate copies of the Assigned Contracts, including all material amendments and supplements, have been Made Available to Buyer.  Each Assigned Contract is valid, is the legally binding obligation of Seller and Seller’s client and, to Seller’s Knowledge, is in full force and effect.  Seller has duly performed its material obligations under each Assigned Contract to the extent that such obligations to perform have accrued.  Except as set forth on Schedule 3.12, neither Seller nor, to Seller’s Knowledge, any other party to an Assigned Contract with Seller, is in breach, violation or default under (or is alleged to be in breach of or default under), and Seller has not received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Assigned Contracts in such a manner as would permit any other party to cancel or terminate any such Assigned Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).  To Seller’s Knowledge, no breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default under any Assigned Contract by any party or obligor thereto other than Seller has occurred or, as a result of this Agreement or performance thereof, will occur.  In addition,  no party to an Assigned Contract has provided notice of and, to Seller’s Knowledge, there is no plan, intention or indication of any contracting party to any Assigned Contract to cause the termination, cancellation or modification of such Assigned Contract or to reduce or otherwise change its activity thereunder so as to materially adversely affect the benefits derived or expected to be derived therefrom by Seller or its applicable Subsidiary. There are no disputes pending or, to Seller’s Knowledge, threatened under any Assigned Contract.

3.13        Real and Personal Property; Leases.

(a)           Schedule 3.13 accurately identifies all Leased Real Property and each applicable Real Property Lease (including any amendments, guarantees, assignments, extensions, modifications or supplements thereto) and property address.  Seller does not own any real property and, except as set forth on Schedule 3.13, Seller has not owned or leased any real property that is not part of the Leased Real Property.  Seller has valid leasehold interests in, and possession of the Leased Real Property free and clear of all Encumbrances, other than Permitted Encumbrances, and the valid and enforceable power and unqualified right to use and, having obtained any required Approvals, transfer the Leased Real Property pursuant to the terms and conditions of this Agreement.  All the Real Property Leases are in full force and effect.  Neither Seller and, to Seller’s Knowledge, no other party to a Real Property Lease, is in material default under such Real Property Lease, nor has Seller subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof.  Seller has Made Available complete and accurate copies of the Real Property Leases to Buyer.  The Real Property Leases constitute valid and binding obligations of Seller as tenant, enforceable in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or equitable principles related to the rights of creditors generally.  Except as set forth on Schedule 3.8(a), no Approval is required under the Real Property Leases in order to consummate the Transactions, and the consummation of the Transactions will not result in a breach under any Real Property Lease.  No condemnation or similar proceeding has been commenced and, to Seller’s Knowledge, threatened against the Leased Real Property.  None of the Leased Real Property has been materially damaged or destroyed since the Balance Sheet Date.  All necessary material certificates, permits, licenses and other Approvals, governmental and otherwise, necessary for the use, occupancy and operation of the Leased Real Property and the conduct of the Business (including certificates of completion and certificates of occupancy) and all required zoning, building code, land use, environmental and other similar permits or Approvals, have been obtained and are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.  To Seller’s Knowledge, there is no pending zoning proceeding affecting the Leased Real Property.  The Leased Real Property constitutes all the real property used or necessary to conduct the Business.

(b)           Seller owns, leases or has the legal right to use, as applicable, all the Assets used in the conduct of the Business or otherwise owned, leased or used by Seller.  Seller has Made Available to Buyer copies of any and all licenses, permits, leases and operating agreements relating to the Leased Real Property.  Seller represents and warrants that such materials Made Available to Buyer are complete and accurate copies of the same materials in Seller’s files.  Seller has good title to or a valid leasehold or license interest in each material item of personal property that are part of the Assets used by it in conducting the Business (including good and marketable title to all material assets reflected on Seller’s balance sheets), free and clear of any Encumbrance, other than Permitted Encumbrances.  Except for Assets in transit in the Ordinary Course of Business, all material tangible personal property Assets are located on the Leased Real Property and in the possession of Seller.

(c)           Immediately following the consummation of the Transactions, Buyer will own, or have the legal right to use, under valid and subsisting Contracts, all interest in the Assets and will not incur any material penalty or other material adverse consequence, including any royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the Transactions.

3.14        Condition and Sufficiency of Tangible Assets.  The tangible Assets are in good, working condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put.  None of the tangible Assets that are material to the operation of the Business is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The tangible Assets are sufficient in all material respects for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing. The tangible Assets will be delivered to Buyer in the condition that they existed as utilized by Seller immediately prior to Closing.

3.15        Licenses, Permits and Authorizations.  Schedule 3.15 sets forth a complete and accurate list of all jurisdictions in which (a) the employees of Seller are registered or qualified under the engineering (or architectural or surveying, if applicable) practice Laws of the states in the United States, the District of Columbia, and countries throughout the world in which Seller provides such consulting services and (b) Seller carries on the Business.  Seller has all engineering and other practice registrations and approvals and all other material Approvals, rights, licenses and permits of or from Governmental Entities which are required to permit the operation of the Business of Seller as presently conducted, and Seller is not in violation of any of them.  Such Approvals, rights, licenses and permits are valid and in full force and effect in all material respects and will remain so upon consummation of the Transactions.  To Seller’s Knowledge, there is no threatened suspension, cancellation or invalidation of, or challenge to, any such Approvals, rights, licenses and permits.

3.16        Intellectual Property and Software.

(a)           Seller owns, or is licensed or otherwise possesses legally enforceable rights to use, all material Intellectual Property that is used in the Business of Seller.

(b)           To the Seller’s Knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property or Third Party Intellectual Property of Seller.

(c)           Except with respect to licenses of Software generally available for an annual license fee of no more than $25,000, Schedule 3.16(c) sets forth a list of all Contracts pursuant to which Seller licenses or otherwise is authorized to use any Intellectual Property or Software used in the Business as currently conducted.  Seller is not in material breach of any license or other agreement relating to the Intellectual Property or Third Party Intellectual Property of Seller.

(d)           Schedule 3.16(d) sets forth a list of all registered trademarks and pending applications for registrations of any trademarks owned by Seller.  All registrations set forth on Schedule 3.16(d) are in full force and effect.

(e)           Seller has not (i) been a party to any Action that involves a claim of infringement of any Intellectual Property of any third party; or (ii) brought any Action for infringement of Intellectual Property or breach of any license agreement involving Intellectual Property against any third party.  To Seller’s Knowledge, the operation of the Business does not infringe upon any Intellectual Property of any third party.

(f)            Seller has taken reasonable steps to protect its rights in its confidential information and trade secrets that it wishes to protect.

(g)           Seller has no consultants or employees who contributed to the creation and development of Intellectual Property.

3.17        Litigation; Compliance with Laws.

(a)           Except as set forth on Schedule 3.17(a), there is no Action pending or, to Seller’s Knowledge, threatened against Seller or any of its Assets.

(b)           Except as disclosed on Schedule 3.17(b), Seller is not subject to or in default with respect to any Order to which it or any of its material Assets (owned or used), is subject.  At all times during the past three (3) years, Seller has been in compliance in all material respects with each Law that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its Assets.

(c)           Except as set forth on Schedule 3.17(c), Seller has not received, during the past three (3) years, any written notice or, to Seller’s Knowledge, any other communication from any Governmental Entity or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any Law, or (ii) any actual or alleged obligation on the part of Seller to undertake or to bear all or any portion of the cost of any remedial action of any nature.  Neither Seller, nor any of its Assets is subject to any Order which could reasonably be expected to have a Material Adverse Effect on Seller.

3.18        Insurance.

(a)           Schedule 3.18(a) sets forth the following information with respect to each insurance policy under which Seller has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past year from the date hereof:

(i)            The name, address and telephone number of the agent or broker;

(ii)           The name of the insurer and the names of the principal insured and each named insured;

(iii)          The policy number and the period of coverage;

(iv)          The type, scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles, retentions and aggregates are calculated and operate) of coverage; and

(v)           The premium charged for the policy, including a description of any retroactive premium adjustments or other loss-sharing arrangements.

(b)           Except as set forth on Schedule 3.18(b), there is no actual, pending, or, to Seller’s Knowledge, threatened claim against Seller that would come within the scope of such coverage listed on Schedule 3.18(a), nor has any current carrier provided notice to Seller that it intends to terminate any policy or to deny coverage with respect to any such claim.  Except as listed on Schedule 3.18(b), there is no actual, pending or, to Seller’s Knowledge, threatened claim against Seller that would not come within the scope of Seller’s insurance coverage listed on Schedule 3.18(a).

(c)           Seller has maintained during the past three (3) years and now maintains (i) insurance on all of the Assets used in connection with the Business of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) insurance protection in amounts customary in Seller’s industry (subject to the deductible amounts and dollar limits of coverage set forth in Schedule 3.18(a)) against errors and omissions and other liabilities, claims, and risks against which it is customary and reasonable to insure in its industry.  Seller has not, within the past three (3) years, allowed any insurance policy to lapse for failure to renew or for any other reason, unless such coverage was replaced with coverage of a similar type and amount.  Seller has not failed to give any notice or present any claim under any insurance policy in due and timely fashion under the applicable insurance policy.

(d)           There are no:  (i) material increases in Seller’s premiums for insurance or for contributions for worker’s compensation or unemployment insurance that have been proposed to Seller; (ii) overt conditions existing in the Business that would reasonably be expected to result in such increases, other than increases generally applicable to Seller’s industry; or (iii) proposed material decreases in Seller’s coverage or other policy benefits.  Further, no existing insurer of Seller has denied Seller coverage on any claim or refused to approve any proposed settlement.

3.19        Employee and Labor Matters.

(a)           Schedule 3.19(a) accurately sets forth, with respect to each employee of Seller as of the date hereof:

(i)            The name of such employee and the date as of which such employee was originally hired by Seller;

(ii)           Such employee’s title;

(iii)          Such employee’s annualized compensation as of the date of this Agreement and bonuses or other incentive compensation, if any, for each of the past three (3) years;

(iv)          Such employee’s target incentive compensation for 2014 (commission and/or bonus, as applicable);

(v)           Such employee’s classification as exempt or non-exempt from applicable state or federal overtime Laws or regulations;

(vi)          Such employee’s accrued vacation and/or paid time off as of the Closing Date;

(vii)         Such employee’s vacation and/or paid time off accrual rate per year;

(viii)        Such employee’s visa type (if any);

(ix)          Such employee’s security clearance (if any);

(x)           To the extent such employee is on a leave of absence, the nature of such leave of absence and the anticipated date of return to active employment; and

(xi)          Each Benefit Plan in which such employee participates or is eligible to participate.

(b)           Except as set forth on Schedule 3.19(b), Seller is not a party to, nor has at any time in the past three (3) years, been threatened in writing with, any lawsuit, claim, charge, or investigation brought by or before any Governmental Entity or arbitral forum, in which the Seller is alleged to have violated any employment Contract, independent contractor Contract, or Law relating to employment, hiring, equal opportunity, discrimination, harassment, retaliation, immigration, wages, hours, compensation, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, privacy rights of employees, misclassification of employees as exempt from applicable overtime Laws, or the misclassification of any Person as an independent contractor.

(c)           Seller is not a party to any collective bargaining agreement and there are no labor unions or other organizations representing any employee.  There are no labor unions or other organizations that have filed a petition with the National Labor Relations Board or any other Government Entity within the three (3) years prior to the date of this Agreement seeking certification as the collective bargaining representative of any employee.  To Seller’s Knowledge, no labor union or organization is engaged in or threatening to engage in any organizing activity with respect to any employee.  During the three (3) years prior to the date of this Agreement, there has not been, and there is not pending or, to Seller’s Knowledge, threatened, any (1) strike, lockout, slowdown, picketing, or work stoppage with respect to any employee, or (2) unfair labor practice charge, grievance or complaint filed or pending against Seller.

(d)           Except as set forth on Schedule 3.19(d), Seller has complied, and is currently in compliance, in all material respects with all Laws related to the employment of employees, including provisions related to the hiring of employees, payment of wages, hours of work, classification of employees as exempt from overtime regulations, classification of Persons as independent contractors, leaves of absence, equal opportunity, discrimination, harassment, retaliation, occupational health and safety, employee privacy rights, immigration, and workers’ compensation.

(e)           With respect to each current and former employee of Seller, during the three (3) year period preceding the date of this Agreement, Seller:  (i) has withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments; (ii) has no outstanding material Liability, or to Seller’s Knowledge, any potential material Liability, for any arrears of wages, severance pay or any penalty relating thereto for failure to comply with any of the foregoing; (iii) has no outstanding material Liability, or to Seller’s Knowledge, any potential Liability, for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business); and (iv) has no outstanding material Liability or, to Seller’s Knowledge, any potential material Liability with respect to any misclassification of any person as (x) an independent contractor rather than as an employee, or with respect to any employee leased from another employer, or (y) an employee exempt from state or federal overtime regulations.

(f)            Except as set forth on Schedule 3.12(d), Seller does not have Contracts that entitle any employee to any severance, change of control, or “golden parachute” payments or any other payments or compensation upon consummation of the Transactions or termination of employment.

(g)           During the three (3) years preceding the Closing Date, none of the Seller or its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (or any similar state, local or foreign Law)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Seller or its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act (or any similar state, local or foreign Law)) affecting any site of employment or facility of the Seller or its Subsidiaries.

(h)           To Seller’s Knowledge, no officer, employee or group of employees has provided written notice of termination of employment with the Seller before or immediately after the Closing.

(i)            Seller is not a party to any agreement for the provision of labor from any outside agency.  Each Person who is an independent contractor of Seller is properly classified as an independent contractor for purposes of all Laws related to employment and the status of independent contractors.

3.20        Employee Benefit Plans; ERISA.

(a)           Schedule 3.20(a) sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each and every written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by Seller or with respect to which Seller has or may in the future have any Liability (contingent or otherwise) and subject to U.S. Law.  Each plan, agreement, program, policy or arrangement required to be set forth on Schedule 3.20(a) pursuant to the foregoing is referred to herein as a “Benefit Plan.”

(b)           Seller has Made Available the following documents to Buyer with respect to each Benefit Plan, as applicable:  (i) correct and complete copies of all documents embodying such Benefit Plan, including all amendments thereto, and all related trust documents, (ii) a written description of any Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iv) the three (3) most recent annual actuarial valuations, if any, (v) all IRS or Department of Labor (“DOL”) determination, opinion, notification and advisory letters, (vi) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (vii) all material correspondence to or from any Governmental Entity received in the last three (3) years, (viii) all discrimination tests for the most recent three (3) plan years, and (ix) all material written agreements and Contracts currently in effect, including administrative service agreements, group annuity Contracts, and group insurance Contracts.

(c)           Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including ERISA and the Code, which are applicable to such Benefit Plans.  All material contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Benefit Plans have been timely made or accrued.  Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and either:  (i) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or an opinion letter with respect to the qualified status of the master or prototype form on which it is established) from the IRS covering the legislation for which the IRS will currently issue such a letter, and no amendment to such Benefit Plan has been adopted since the date of such letter covering such Benefit Plan that would adversely affect such favorable determination; or (ii) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

(d)           No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by Seller or any current or former ERISA Affiliates is or ever in the past was (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.  The term “ERISA Affiliate” means any Person that, together with the Seller and/or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(e)           Seller is not subject to any material Liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA.  Seller has complied in all material respects with all applicable health care continuation requirements in Section 4980B of the Code and in Title I, Subtitle B, Part 6 of ERISA.  No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan.

(f)            No Benefit Plan provides, or reflects or represents any liability to provide, benefits (including death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with Seller other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (iii) disability benefits that have been fully provided for by insurance under a Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, or (iv) benefits in the nature of severance pay with respect to one or more of the employment Contracts set forth on Schedule 3.12(d).

(g)           Except as set forth on Schedule 3.20(g), neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Seller under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(h)           No Action (excluding claims for benefits incurred in the Ordinary Course of Business) has been brought or is pending or threatened against or with respect to any Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Benefit Plan).  There are no audits, inquiries or Actions pending or threatened by the IRS, DOL, or other Governmental Entity with respect to any Benefit Plan.

(i)            Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code, including any such plan in existence prior to January 1, 2005, and not subject to Section 409A of the Code, that has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.  No Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) provides benefits that are exempt from Section 409A because the benefits were earned and vested as of December 31, 2004, and the Benefit Plan was not materially modified after October 3, 2004.  Seller has not issued, granted or promised (i) any stock rights within the meaning of Section 409A of the Code, (ii) any incentive stock options as described in Section 422 of the Code, or (iii) any employee stock purchase plan rights described in Section 423 of the Code.

(j)            No Benefit Plans are maintained by Seller outside the jurisdiction of the United States, or cover any employee residing or working outside the United States.

3.21        Transactions with Affiliates.  Except as set forth on Schedule 3.21, no director, officer, member, owner or other Affiliate of Seller, or to Seller’s Knowledge, any Person with whom any such director, officer, member, owner or other Affiliate has any direct or indirect relation by blood, marriage or adoption, or, to Seller’s Knowledge, any Entity in which any such director, officer, member, owner or other Affiliate owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by all such persons) has any interest in (a) any Contract with Seller, or relating to the Business, including any Contract for or relating to indebtedness of Seller, (b) any property, including Intellectual Property and Real Property, used in the Business, (c) any other Assets, or (d) any Assumed Liabilities.

3.22        Receivables.

(a)           All accounts receivable of Seller, whether reflected on the most recent balance sheet in the Financial Statements or otherwise and including “work in process” inventory and accrued and unbilled revenues, represent actual revenues generated in the Ordinary Course of Business.  Seller has calculated the allowance for doubtful accounts shown on the consolidated unaudited balance sheet of Seller as of the Balance Sheet Date in accordance with GAAP applied on a basis consistent with past practice.

(b)           Seller has Made Available to Buyer a complete and accurate aging list of all receivables of Seller as of the Balance Sheet Date.

3.23        Environmental Matters.

Except as set forth on Schedule 3.23:

(a)           Seller is in material compliance with all Environmental Laws, which compliance includes obtaining and maintaining all permits used in the operation of the Business required under Environmental Laws.  Schedule 3.23 sets forth a complete list of all material environmental permits held by Seller.

(b)           Seller has not generated, used, transported, treated, stored, released or disposed of, or, to Seller’s Knowledge, permitted anyone else for whom Seller would have Liability to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Environmental Laws.

(c)           There has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business or the use by Seller or, to Seller’s Knowledge, any other Person of any property or facility of Seller, or, to Seller’s Knowledge, any nearby or adjacent properties or facilities, which has resulted in or would reasonably be expected to result in Seller incurring any Liability under any Environmental Laws or which would require reporting or notification under any Environmental Laws to any Governmental Entity.

(d)           There have been no material Releases (except for releases in accordance with valid environmental permits) of any Hazardous Materials at any of the properties of Seller which have resulted or which would be reasonably anticipated to result in material Liability for Seller under Environmental Law.

(e)           Neither Seller nor any of its Subsidiaries has received any written notice or any other communication from any Governmental Entity or any other Person regarding any actual or alleged obligation on the part of Seller or any of its Subsidiaries to undertake or to bear all or any material portion of the cost of, any remedial action of any Release.

(f)            Seller has not received written notice from any Person (i) that Seller is considered to be a potentially responsible party under The Comprehensive Environmental Response, Compensation and Liability Act or any state or local equivalent Law, or (ii) that Seller is named or is to be named in any Action arising out of or related to Hazardous Substances.

(g)           Seller has Made Available to Buyer or its advisors copies of all final environmental reports, studies and audits that are in its possession or control to the extent related to the Business and properties of Seller.

3.24        Restrictions on Business Activities.  There is no Order binding upon Seller that has, or could reasonably be expected to have the effect of materially prohibiting or materially impairing the conduct of Business by Seller taken as a whole as presently conducted.

3.25        Clients; Customers; Sales.  Schedule 3.25 sets forth a correct and current list of all clients and customers of Seller from which Seller has received more than $100,000 in revenues in each of the two most recently completed fiscal years.  Except as indicated on Schedule 3.25, none of the customers listed on Schedule 3.25 have provided written notice or, to Seller’s Knowledge, oral notice that they intend to cease doing business with Seller, or materially reduce the amount of the business that they are presently doing with Seller.  To Seller’s Knowledge, the consummation of the Transactions will not have any Material Adverse Effect on the business relationship of Seller with any customer or client listed on Schedule 3.25.  Except as set forth on Schedule 3.25:  (i) since the Balance Sheet Date, no client, customer or other Person has asserted or, to Seller’s Knowledge, threatened to assert, in writing any material claim against Seller (a) under or based upon any warranty provided by or on behalf of Seller, or (b) under or based upon any other warranty relating to any services performed by Seller; and (ii) to the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that likely would give rise to or serve as a basis for the assertion of any such claim or any claim based on error and omission liability or other similar claim.

3.26        Absence of Certain Business Practices.  Neither Seller nor any of its directors, officers, members, owners, agents or employees or any other Person affiliated with or acting for or on the behalf of Seller has, to Seller’s Knowledge, (a) directly or indirectly, used any Seller funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or established or maintained any unlawful or unrecorded funds; or (b) agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person which could reasonably be expected to subject the Business of Seller or Buyer to any damage or penalty in any civil, criminal or governmental Action.

3.27        Foreign Assets Control Regulations and Anti-Money Laundering.  Seller (a) is not a Person whose property or interest in property is blocked or that has been determined to be subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)); (b) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise knowingly associate with any such person in any manner that violates such Section 2; and (c) is not a Person on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the United States Department of the Treasury on June 24, 2003, as updated from time to time, or subject to the limitations or prohibitions under any other United States Department of the Treasury’s Office of Foreign Assets Control regulation or executive order.

3.28        Government Contract Matters.

(a)           Seller has not been suspended or debarred from bidding on Contracts or subcontracts for any Governmental Entity, nor, to the Knowledge of Seller, has any suspension or debarment action been commenced.

(b)           Neither Seller nor its executive officers (as such term is defined in Rule 3b-7 of the Exchange Act) have, within the preceding three (3) years, been convicted or had a civil judgment rendered against them for: (i) commission of fraud or a criminal offense in connection with obtaining or attempting to obtain, or performing a federal, state or local government Contract or subcontract; (ii) violation of federal or state antitrust statutes relating to the submission of offers; or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, Tax evasion, or receiving stolen property.

(c)           No termination, default, cure or show cause notice has been issued to Seller under any Contract with a Governmental Entity.

(d)           There exist no outstanding requests for equitable adjustment or other contractual action for material relief against Seller with respect to any Contract with a Governmental Entity.

(e)           Seller has materially complied with, and has conducted its operations in accordance with, each applicable Law pertaining to Contracts with Governmental Entities, including compliance with cost accounting standards set forth in the Federal Acquisition Regulations, as amended.

3.29        Bank Accounts.  Schedule 3.29 sets forth a true and complete list of (i) all bank accounts and safe deposit boxes of Seller and the names of all Persons authorized to draw thereon or to have access thereto, and (ii) all investment accounts that Seller has with brokerage or other firms and the names of all Persons entitled to make investment decisions with respect to such accounts.

3.30        Contract Backlog.  Schedule 3.30 sets forth a complete and accurate list, on a contract-by-contract basis determined as of October 31, 2014, of the Contract Backlog of Seller.  For purposes of this Section 3.30, the term “Contract Backlog” means revenues projected to be recognized from signed Contracts on hand with respect to which cancellation is not anticipated by Seller.  With respect to the Material Contracts listed on Schedule 3.12, each Material Contract which has been funded is so indicated.  The Contract Backlog amounts set forth on Schedule 3.30, both individually and in the aggregate, constitute Seller’s best obtainable estimate of such amounts as of such date, based upon then-existing facts and circumstances known to Seller.  Since the date of the most recent balance sheet in the Financial Statements, there has not been a material (more than 10%) reduction in total Contract Backlog.

3.31        No Brokers.  Except for Frontier Investment Banking (all fees and expenses of which are and will remain the obligation of Seller), no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission in connection with the Transactions.

3.32        Exclusivity, Representations and Warranties.  Neither Seller nor any Person on behalf of Seller, is making any representation or warranty of any kind or nature whatsoever, oral or written, expressed or implied, relating to Seller or the Assets (including, but not limited to, any relating to financial condition, results of operations, assets or Liabilities of Seller), except as expressly set forth in this ARTICLE III and the Disclosure Schedules, and Seller hereby disclaims any such other representations and warranties.  Notwithstanding anything to the contrary contained in the Disclosure Schedules, or in this Agreement, the information and disclosures contained in the Disclosure Schedules under any particular Schedule or Section shall be deemed to be disclosed and incorporated by reference with respect to any other Schedule or Section and any representations and warranties of Seller where, from the nature of the disclosure or the matter involved, it is reasonably apparent that such disclosed matter is directly relevant to any such other Schedule, regardless of whether a cross-reference to the applicable Section or Schedule is actually made.  The inclusion of any item on the Disclosure Schedules shall not constitute an admission by Seller that such item is or is not material.  Certain matters and items disclosed in any Schedule may not be required to be disclosed therein, but may be disclosed therein for informational purposes only, and no such disclosure shall constitute an indication or admission of the materiality thereof or create a standard of disclosure.  In addition, all descriptions of agreements or other matters appearing in any Schedule are not complete descriptions of agreements and other matters and are qualified by reference to the more complete documents and records referred to thereby.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any of the Schedules or Exhibits is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material and the fact of the setting of such amounts or the fact of the inclusion of any such item in any of the Schedules or Exhibits shall not be used in any dispute or controversy as to whether any obligation, item or matter not described herein or included in any of the Schedules or Exhibit is or is not material for purposes of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules attached hereto, Buyer represents, warrants and agrees as follows:

4.1          Organization and Authority of Buyer; Enforceability.

(a)           Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of California.

(b)           The execution, delivery and performance of this Agreement and the other Transactional Agreements by Buyer and the consummation by Buyer of the Transactions have been duly authorized by its board of directors, and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement, the other Transactional Agreements or the Transactions.  This Agreement has been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Seller, this Agreement constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

4.2          No Conflict; Governmental Consents.

(a)           Except as set forth on Schedule 4.2, the execution, delivery and performance of this Agreement, the other Transactional Agreements, and the consummation of the Transactions by Buyer do not and will not (i) violate, conflict with or result in the breach of any provision of the Charter Documents of Buyer, (ii) conflict with or violate any material Law applicable to Buyer, or (iii) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Approval under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation or modification of any obligation or loss of any benefit under any material Contract to which Buyer is a party or to which a material amount of its assets are subject, or result in the creation of any Encumbrance on any of the material assets or properties of Buyer, other than in the case of clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, cancellations or Encumbrances that would not have a Material Adverse Effect on Buyer.

(b)           The execution, delivery and performance of this Agreement and the consummation of the Transactions by Buyer do not and will not require any Approval of or Order by any Governmental Entity or any other Person, except any filings or notifications with respect to federal or state securities Law requirements.

4.3          Validity of Purchase Price Shares.  The Purchase Price Shares to be issued to Seller pursuant to this Agreement have been duly authorized and, upon delivery in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable and be free and clear of any preemptive rights or Encumbrances.

4.4          No Brokers.  Except for Wedbush Securities (all fees and expenses of which are and will remain the obligation of Buyer), no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer or WGI who is entitled to any fee or commission in connection with the Transactions.

4.5          Financial Capacity.  Buyer has sufficient funds to enable Buyer to pay the cash portion of the Closing Purchase Price Distribution on the Closing Date, to pay all payments when due under the Note, and to pay all Earn-Out Payments if and when due.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF WGI

Except as set forth in the Disclosure Schedules attached hereto, WGI represents, warrants and agrees as follows:

5.1          Organization and Authority of WGI; Enforceability.

(a)           WGI is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

(b)           The execution, delivery and performance of this Agreement and the other Transactional Agreements by WGI and the consummation by WGI of the Transactions have been duly authorized by its board of directors, and no other corporate proceedings on the part of WGI are necessary to approve this Agreement, the other Transactional Agreements or the Transactions.  This Agreement has been duly executed and delivered by WGI, and assuming due authorization, execution and delivery by Seller, this Agreement constitutes a valid and binding obligation of WGI enforceable against WGI in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

5.2          No Conflict; Governmental Consents.

(a)           Except as set forth on Schedule 5.2, the execution, delivery and performance of this Agreement, the other Transactional Agreements, and the consummation of the Transactions by WGI do not and will not (i) violate, conflict with or result in the breach of any provision of the Charter Documents of WGI, (ii) conflict with or violate any material Law applicable to WGI, or (iii) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Approval under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation or modification of any obligations or loss of any benefit under any material Contract to which WGI is a party or to which a material amount of its assets are subject, or result in the creation of any Encumbrance on any of the material assets or properties of WGI, other than in the case of clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, cancellations or Encumbrances that would not have a Material Adverse Effect on WGI.

(b)           The execution, delivery and performance of this Agreement and the consummation of the Transactions by WGI do not and will not require any Approval of or Order by any Governmental Entity or any other Person, except any filings or notifications with respect to federal or state securities Law requirements.

5.3          Validity of Purchase Price Shares.  The Purchase Price Shares to be issued to Seller pursuant to this Agreement have been duly authorized and, upon delivery in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable and be free and clear of any preemptive rights or Encumbrances.  Prior to the Closing Date, WGI will take appropriate action to reserve a sufficient number of authorized but unissued Willdan Shares necessary for the issuance of the Purchase Price Shares to be issued to Seller pursuant to this Agreement.

5.4          SEC Filings.

(a)           As of their respective dates, the WGI SEC Reports:  (i) were prepared in accordance and complied in all material respects with the applicable requirements of the

Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such WGI SEC Reports, with each such WGI SEC Report having been filed with the SEC pursuant to the reporting requirements of the Exchange Act, and (ii) did not at the time they were filed (and if amended or superseded by a filing at least two (2) Business Days prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the WGI SEC Reports was prepared in accordance with GAAP throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q) and each fairly presents the consolidated financial position of WGI and its Subsidiaries at the respective dates therein and the consolidated results of operations and cash flows for the periods indicated.

5.5          Investment Company Act.  WGI is not, and will not be after the Closing Date, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1          Preservation of Records.  After the Closing Date, upon Buyer’s request, Seller shall provide copies of such Books and Records to Buyer as Buyer shall request; provided, that Seller shall be permitted to retain copies of such Books and Records for purposes of fulfilling the obligations set forth in Section 6.2.  Buyer agrees that it shall preserve and keep such Books and Records provided by Seller to Buyer for a period of ten (10) years from the Closing Date.  During such ten (10) year period, Buyer will give Seller reasonable access during Buyer’s regular business hours, upon reasonable advance notice and under reasonable circumstances, subject to restrictions under applicable Law, to such Books and Records of Seller transferred to Buyer (including originals of the same) to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of Seller or its Affiliates in respect of periods ending on or prior to Closing, or in connection with any insurance claims, legal proceedings, Tax audits or governmental investigations or in order to enable Seller to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby and thereby.  Seller shall be entitled, at its sole cost and expense, to retain copies of and/or make additional copies of the Books and Records to which Seller is entitled to access pursuant to this Section 6.1. If any such Books and Records of Seller relate to a Claim brought by a Seller Indemnified Party pursuant to Section 9.2 and such Claim is unresolved at the end of ten (10) years from the Closing Date, then such Books and Records relating to such unresolved Claim may not be destroyed until the resolution of such Claim.

6.2          Cooperation With Respect to Financial Statements.  Seller agrees to cooperate with, and provide reasonable assistance to, Buyer, including providing and consenting to any required disclosure, in connection with any filings, registration statements or reports of Buyer or any of its Affiliates under the Securities Act or the Exchange Act, and any rules and regulations promulgated thereunder.  At Buyer’s request, such cooperation and assistance shall include, but not be limited to, making available such financial information with respect to Seller as may be reasonably required in connection with such filing, registration statement or report (to the extent such financial information is available to Seller), including using commercially reasonable efforts to facilitate Buyer’s access to the independent accountants that issued the audit reports for Seller’s Financial Statements and using commercially reasonable efforts to obtain the consent of such independent accountants for the filing of their audit report(s) with respect to the Financial Statements in any filings, registration statements or reports of Buyer or any of its Affiliates under the Securities Act or the Exchange Act and any rules and regulations promulgated thereunder.  The cost of preparation of any such required financial information and consents shall be borne by Buyer.

6.3          Reserved.

6.4          Non-Competition; Non-Solicitation.

(a)           Restrictions on Competitive Activities.  Seller agrees that, after the Closing, Buyer shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by Law.  Seller also acknowledges that Seller’s management contributions to the Business have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of Seller.  For these and other reasons and as an inducement to Buyer to enter into this Agreement, Seller agrees that for a period of five (5) years after the Closing Date (the “Restricted Period”), Seller will not, directly or indirectly, for its own benefit or as agent for another, carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services or advice to, or allow its name or reputation to be used in or by, any other present or future business enterprise that competes with Buyer in activities in which Seller was engaged as of the Closing Date in any of the business territories in which Seller was conducting business or was actively engaged in the pursuit of business or had conducted business within the prior five (5) years (the “Covered Area”).

(b)           Restrictions on Soliciting Customers.  Seller agrees that during the Restricted Period, Seller will not, directly or indirectly (i) induce, entice, or solicit any client or customer of Buyer or any of its Subsidiaries to terminate any contractual or business relationship with Buyer or the Business, or (ii) in any other manner use any client or customer lists or client or customer leads, mail, telephone numbers, client preferences, or printed material of Buyer to the detriment of Buyer.

(c)           Restrictions on Soliciting Employees.  In addition to the foregoing covenants, to protect Buyer against any efforts by Seller to cause Buyer’s employees to terminate employment, Seller agrees that during the Restricted Period, Seller will not, directly or indirectly, other than the termination of Seller’s employees prior to Closing for the purpose of becoming employed by Buyer, (i) induce, entice or solicit any employee of the Business to leave or to accept any other employment or position, or (ii) make referrals to, or otherwise assist, any other Entity in hiring any such employee; provided, however, the foregoing shall not prohibit general solicitations of employment not specifically directed toward Continuing Employees or the hiring of such employees in response thereto, nor the hiring, employment or engagement of any Continuing Employee who presents himself or herself for employment without direct or indirect solicitation by Seller or any Affiliate of Seller.

(d)           Exceptions.  Nothing contained herein shall limit the right of Seller as an investor to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided Seller’s equity interest therein does not exceed one percent (1.0%) of the outstanding shares or interests in such corporation or partnership.  In addition, Seller will, in connection with the Closing, enter into the Employee Leasing Agreement with Buyer.  The Parties agree that the execution, delivery and performance of the Employee Leasing Agreement is for the benefit of both Parties, and will not cause a breach of this Section 6.4 or give right to a claim for indemnity hereunder.

(e)           Special Remedies and Enforcement.  Seller recognizes and agrees that a breach by Seller of any of the covenants set forth in this Section 6.4 could cause irreparable harm to Buyer, that Buyer’s remedies at Law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against Seller, in addition to any other rights and remedies which are available to Buyer.  If this Section 6.4 is more restrictive than permitted by the Laws of the jurisdiction in which Buyer seeks enforcement hereof, this Section 6.4 shall be limited to the extent required to permit enforcement under such Laws.

(f)            Severability.  The Parties intend that the covenants contained in Sections 6.4(a)-(c) hereof shall be construed as a series of separate covenants, one for each county, city, state, nation, and other political subdivision.  Except for geographic coverage, each such separate covenant shall be deemed otherwise identical in terms.  If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be deemed eliminated from this Section 6.4 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court.  It is the intent of the Parties that the covenants set forth in this Agreement be enforced to the maximum degree permitted by applicable Law.

(g)           Representations of Seller.  Seller represents that:  (i) Seller is familiar with the covenants set forth in this Agreement; (ii) Seller is fully aware of Seller’s obligations under this Agreement, including the length of time, scope and geographic coverage of these covenants; (iii) Seller is receiving specific, bargained-for consideration for Seller’s covenants not to compete and not to solicit; and (iv) execution of this Agreement, and performance of Seller’s obligations under this Section 6.4, will not conflict with, or result in a violation or breach of, any other agreement to which the Seller is a party or any judgment, order or decree to which the Seller is subject.

(h)           Reasonableness of Terms.  Seller acknowledges that the length, scope of activity and geographic coverage to which the restrictions imposed in Sections 6.4(a)-(c) hereof shall apply are fair and reasonable and are reasonably required for the protection of Buyer and its

Subsidiaries, including but not limited to protecting confidential, proprietary and trade secret information, the stable workforce maintained by Buyer and its Subsidiaries, the relationships Buyer and its Subsidiaries maintain with their customers, and the goodwill in Buyer and its Subsidiaries acquired by Buyer.  Seller further acknowledges that Buyer currently does business, is actively engaged in the pursuit of business or has conducted business within the prior five (5) years in the Covered Area.

(i)            Termination of Restricted Period.  In the event, pursuant to Section 6.7(c), Buyer (A) sells, transfers or otherwise disposes of Buyer’s PC Business or the 360 Division, or enters into a business combination or sale or divestiture transaction relating to Buyer’s PC Business or the 360 Division (whether a stock sale, asset sale, merger, recapitalization or similar transaction), or (B) liquidates or dissolves any entity in which Buyer’s PC Business or the 360 Division is being operated, then the Restricted Period will be revised to be the effective date of such event, and the restrictive covenants contained in this Section 6.4 shall terminate as of such date.

6.5          Professional Liability Insurance.  Buyer and WGI, jointly and severally, will provide Seller, at Closing and at Seller’s cost, appropriate prior acts professional liability coverage under Buyer’s or WGI’s existing professional liability policies for a period of five years subsequent to the Closing Date (“Prior Acts Coverage”) for a one-time cost of $8,500.  Seller will reimburse Buyer $8,500 promptly after the Closing.

6.6          Taking of Necessary Action; Further Action.  If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to all the Assets of Seller, the officers and directors of Buyer are fully authorized in the name of Buyer or otherwise to take, and will take, all such actions at Buyer’s expense.

6.7          Operation of the 360 Division.

(a)           During the Earn-Out Period:

(i)            Buyer shall maintain separate accounting for the 360 Division and shall prepare and provide the 360 Principals with access to separate financial statements for the 360 Division so that Adjusted EBITDA may be calculated.

(ii)           Buyer shall provide the 360 Division with financial resources and other support in a manner consistent with Buyer’s past practices in providing financial resources and other support to Buyer’s Subsidiaries.

(iii)          Buyer will not distribute leads for performance contracting opportunities that arise from Buyer’s relationships in a way that will actively hinder Seller from achieving Adjusted EBITDA targets or the Earn-Out Payments, subject to Seller’s acknowledgement that Buyer’s determinations on the distribution of leads will be made on the basis of Buyer’s good faith determination on what is in the best interest of Buyer on a corporate wide basis.  Buyer’s determination in distributing leads will take into consideration (i) the experience, expertise, and capabilities of Seller’s equity owners and the employees of the 360 Division when compared to Buyer’s or WGI’s other businesses, and (ii) the relative geographic proximity of the 360 Division offices when compared with other Buyer or WGI businesses.  Projects performed by the 360 Division will be included in the 360 Division’s Adjusted EBITDA.  Seller further acknowledges that some projects may require teams of multiple groups within WGI (including the participation of the 360 Division and Other Enterprises) and that such projects (and associated revenues and expenses for such projects) may be apportioned according to participation in such projects (“Shared Projects”).  During the Earn-Out Period, the 360 Division and Buyer will work together in good faith to determine in advance of beginning a Shared Project, on a case-by-case basis, the appropriate allocation of revenues and expenses to be allocated to the 360 Division and to the Other Enterprises with respect to such Shared Project, which allocations will be utilized in connection with calculating Adjusted EBITDA for the 360 Division with respect to such Shared Project.

(iv)          Subject to Buyer’s reasonable approval (not to be unreasonably withheld or conditioned), the 360 Principals will have the discretion to fix and change, from time to time, the salaries and compensation structure of all employees of the 360 Division (which compensation will be taken into account for purposes of calculating Adjusted EBITDA), including maintaining the same or similar salaries and performance bonus programs currently utilized by Buyer, in the discretion of the 360 Principals, including implementing, changing and or otherwise making decisions with respect to the 360 Division Profit Plan (as defined in Section 7.1).  All such compensation matters shall be shall be reflected in Seller’s Earnout calculations.

(b)           Buyer intends to rapidly develop and grow a performance contracting business in the field of energy efficiency (“Buyer’s PC Business”) both organically and through acquisition in selected geographies.  In that effort, Seller acknowledges that Buyer is pursuing other acquisitions concurrently with the acquisition contemplated in this Agreement.  Buyer views the acquisition contemplated by this Agreement to be important to Buyer’s strategy.  Accordingly, subsequent to the Closing, Buyer intends to rely on the leadership and experience of the 360 Principals in the development of Buyer’s PC Business.  Through the Earn-Out Period, Buyer and the 360 Principals will collaborate on and engage in complete discussions regarding the setting and implementation of strategies for, and the pursuit, procurement, and performance of Buyer’s PC Business in order to pursue such goals.  Collaboration shall include the 360 Principals providing meaningful input on any new acquisition targets or strategic partnerships with performance contracting companies initiated after the Closing.  It is the further intent of the Parties that the 360 Principals will not be required to use more than ten percent (10%) of their time as employees of the 360 Division in training and implementation of performing sales, executing client contracts and providing quality assurance and quality control.

(c)           If Buyer (A) sells, transfers or otherwise disposes of Buyer’s PC Business or the 360 Division, or enters into a business combination or sale or divestiture transaction relating to Buyer’s PC Business or the 360 Division (whether a stock sale, asset sale, merger, recapitalization or similar transaction), or (B) liquidates or dissolves any entity in which Buyer’s PC Business or the 360 Division is being operated, then Seller shall be entitled to receive an amount from Buyer equal to (i) the Maximum Earn-Out Amount, less (ii) any Earn-Out Payments previously received by Seller from Buyer.  Such amount shall become immediately due and payable and shall be paid in lieu of the Earn-Out Payments (or any remaining Earn-Out

Payments).  To the extent not paid when due, such amounts shall bear interest from and including the date such payment was due to the date of payment at a rate per annum equal to the lesser of (i) eight percent (8%), or (ii) the maximum rate permitted by law.  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.  Notwithstanding the foregoing, Buyer may sell, transfer or otherwise dispose of Buyer’s PC Business or the 360 Division if the 360 Division has incurred losses for three (3) successive quarters.

ARTICLE VII
EMPLOYEE MATTERS

7.1          Health and Benefit Plans.

(a)           Seller agrees, at Closing, to terminate all of the Continuing Employees and Buyer agrees, at Closing, to offer employment to all of the Continuing Employees.  In addition, in connection with the employment of such Continuing Employees, Buyer agrees that, during the Earn-Out Period, Continuing Employees will be paid a salary and other monetary compensation as a result of such employment that is at least identical to that paid to them by Seller prior to Closing, except that Buyer shall have no obligation to pay any bonuses to the Continuing Employees on the basis of their 2014 employment by Seller.  It is further understood that such compensation shall be included as 360 Division expenses in calculating Adjusted EBITDA for the Earn-Out.  Within ten (10) Business Days following the Closing Date, the Continuing Employees as listed on Schedule 3.19(a) (provided such Continuing Employees are employed by Seller on the Closing Date) shall be covered as of the Closing Date by the employee benefit plans, programs, and policies established or maintained by Buyer applicable to similarly situated employees of Buyer (the “Buyer’s Plans”).  After the transition to the Buyer’s Plans, Buyer agrees to maintain availability of coverage under the Buyer’s Plans for Continuing Employees (so long as such Continuing Employee is employed by Buyer) on the same basis and terms and conditions as for similarly situated employees of Buyer.  Nothing contained in this Agreement (including, without limitation, this ARTICLE VII) shall (i) amend, or be deemed to amend, any of Buyer’s Plans, (ii) provide any person not a party to this Agreement with any right, benefit or remedy with regard to any of Buyer’s Plans or a right to enforce any provision of this Agreement, or (iii) limit in any way Buyer’s ability to amend or terminate any of Buyer’s Plans, at any time.

(b)           Buyer shall cause each group health plan of Buyer or, with respect to an insured plan, use its commercially reasonable efforts to cause the insurer, to waive any pre-existing condition exclusions thereunder with respect to the Continuing Employees and their covered beneficiaries to the extent that such Continuing Employees are enrolled in the applicable group health plan of Seller as of the Closing Date.

(c)           For purposes of this ARTICLE VII, Continuing Employees shall receive credit for purposes of eligibility to participate and for vesting and benefit accruals under Buyer’s Plans for service accrued or deemed accrued prior to the Closing Date with Seller; provided, however, that such prior service credit shall not operate to duplicate any benefit or the funding of any such benefit. Upon termination by Seller, Buyer shall assume the liability to each such Continuing Employee for their post-Closing accrued yet unpaid vacation time, sick leave or paid time off.

(d)           The 360 Principals will have the discretion to cause the 360 Division to implement (and to change from time to time), a bonus pool (the “Bonus Pool”) equal to not more than twenty percent (20%) of the profits of the 360 Division (the “360 Division Profit Plan”).  From time to time, the 360 Principals may distribute the Bonus Pool to employees of the 360 Division (which will be distributed to such employees at such times and in such amounts as determined by the 360 Principals with Buyer’s review and prior approval); provided however, the 360 Principals shall not be entitled to receive more than 20% of the total Bonus Pool distributions made on each occasion.  Buyer will cooperate with and assist the 360 Principals in implementing and operating the 360 Division Profit Plan.  Any such distribution shall reduce such employee’s participation in Buyer’s bonus programs.  The amount of any Bonus Pool distributions will reduce the Adjusted EBITDA for the applicable period on a dollar-for-dollar basis, and all reasonable expenses related to implementing and maintaining the 360 Division Profit Plan shall be included in determining Adjusted EBITDA for the period during which such expenses were incurred by Buyer.

7.2          Mutual Cooperation.  Seller and Buyer agree, in a complete, diligent and timely manner, to exchange such employee census, actuarial or other data as shall be reasonably necessary to calculate benefits under any plan and to take any and all actions as shall be reasonably necessary or advisable to effect the provisions of this ARTICLE VII.

7.3          Third-Party Claims.  Nothing in this Agreement is intended, or shall be construed, to confer upon any Person, other than the Parties hereto and their successors and permitted assigns, any rights or remedies by reason of this ARTICLE VII.

ARTICLE VIII
TAX MATTERS

8.1          Cooperation and Exchange of Information.  Seller and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing and executing any Tax Return, which such other party is responsible for preparing and filing, participating in or conducting any audit or other proceeding in respect of Taxes.  Any information obtained under this Section 8.1 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

8.2          Conveyance Taxes.  Seller shall pay any and all real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp Taxes, and any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the Transactions.  Buyer shall execute and deliver all instruments and certificates necessary to enable Seller to comply with the foregoing.

ARTICLE IX
INDEMNIFICATION

9.1          Obligations of Indemnification.

(a)           Subject to Section 9.4, Seller shall indemnify and hold harmless Buyer and its directors, officers, agents, representatives and Affiliates and their successors and assigns

(the “Buyer Indemnified Parties”) from and against any and all Losses incurred by the Buyer Indemnified Parties, directly or indirectly, as a result of, or based upon or arising from (i) the breach of any representations or warranties made by Seller in this Agreement (other than Seller’s Specified Representations), (ii) the breach of any of Seller’s Specified Representations, (iii) the breach of any covenant or agreement by Seller contained in this Agreement, (iv) any Liabilities of Seller other than the Assumed Liabilities; and (v) all Taxes of the Seller and the Business for any Tax periods ending on or before the Closing Date or any portion of such Tax period ending on the Closing Date.

(b)           Subject to Section 9.4, Buyer and WGI, jointly and severally, shall indemnify and hold harmless Seller and its directors, members (and spouses of members), partners, officers, agents, representatives, heirs, successors and assigns (the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses incurred by the Seller Indemnified Parties, directly or indirectly, as a result of, or based upon or arising from (i) the breach of any representation or warranty made by Buyer or WGI contained in this Agreement (other than Buyer’s Specified Representations), (ii) the breach of any of Buyer’s Specified Representations, (iii) the breach of any covenant or agreement by Buyer contained in this Agreement, (iv) any Assumed Liabilities, (v) any Liability or Claim arising out of or relating to occurrences of any nature relating to the conduct of the Business after the Closing Date or Buyer’s ownership or usage of any of the Assets in Buyer’s operations after the Closing Date, (vi) any Liability or Claim arising out of or relating to occurrences of any nature relating to any Subcontracted Work, Leased Employment Work (including but not limited to any Subcontracted Work or Leased Employment Work related to the Harvey County Contract), or any other similar arrangement entered into in connection with Section 2.10(b) hereof, and (vii) any Liability or Claim relating to or arising out of (A) that certain General Agreement of Indemnity dated as of June 23, 2014 between Seller, the 360 Principals and their spouses in favor of the Old Republic Surety Company (and affiliates), and (B) that certain General Contract of Indemnity dated as of February 21, 2014 between Seller, the 360 Principals and their spouses in favor of Travelers Casualty and Surety Company of America (and affiliates).

9.2          Procedure.  An Indemnified Party shall give the Person who may be responsible for indemnification hereunder (the “Indemnifying Party”) notice (a “Claim Notice”) of any matter which an Indemnified Party has determined has given rise to, or has received a written notice of, a bona fide Claim (a “Claim”) between Parties or of a third party that could give rise to, a Loss under this Agreement, as promptly as possible, but in any event within thirty (30) days of such determination; provided, however, that any failure of the Indemnified Party to provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE IX except to the extent the Indemnifying Party is materially prejudiced by such failure.  Each Claim Notice shall provide the assertion of any Claim in reasonable detail, including specific identification of the obligation to indemnify under Section 9.1 (including a section reference to the breached representation or covenant, if applicable) and a good faith estimate of the Losses being claimed.  Upon receipt of the Claim Notice related to a third-party Claim, the Indemnifying Party shall be entitled to assume and control the defense of such Claim at its expense if it gives notice of its intention to do so to the Indemnified Party within five (5) Business Days of the receipt of such Claim Notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest in the reasonable judgment of the Indemnified Party, after consultation with counsel, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is necessary, at its own expense.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such third-party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such third-party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  Whether or not the Indemnifying Party assumes the defense of a third-party Claim, the Indemnified Party will not admit any Liability with respect to, settle, compromise or discharge, such Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed.  If the Indemnifying Party assumes the defense of a third-party Claim pursuant to the terms hereof, the Indemnified Party will agree to any settlement, compromise or discharge of a third-party Claim that the Indemnifying Party may reasonably recommend and that by its terms (a) obligates the Indemnifying Party to pay the full amount of Losses in connection with such Claim, (b) releases the Indemnified Party and its Affiliates completely in connection with such Claim and (c) such settlement, compromise or discharge does not impose any injunctive relief or operational restrictions on the Indemnified Party or admit to any wrongdoing by or on behalf of the Indemnified Party. If the Indemnifying Party makes any payment on any Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Claim.

9.3          Survival.

(a)           Seller’s representations and warranties contained in this Agreement shall survive for eighteen (18) months following the Closing Date; provided, however, that (i) the representations and warranties in Sections 3.1 (Organization and Authority of Seller; Enforceability), 3.2 (Ownership of Assets; Authority to Assign Contracts) and 3.31 (No Brokers), shall survive the Closing indefinitely, (ii) the representations and warranties in Section 3.11 (Taxes) and any representation in the case of fraud shall survive until the expiration of the applicable statute of limitations period plus sixty (60) days (each representation and warranty set forth in subsections (i) and (ii), a “Seller’s Specified Representation”), (iii) the representations and warranties in Section 3.20 (Employee Benefit Plans; ERISA) shall survive the Closing for two (2) years from the Closing Date, and (iv) the representations and warranties in Section 3.23 (Environmental Matters) shall survive for five (5) years following the Closing Date.

(b)           The representations and warranties of Buyer and WGI contained in this Agreement shall survive for eighteen (18) months following the Closing Date; provided, however, that (i) the representations and warranties in Sections 4.1 (Organization and Authority of Buyer; Enforceability), Section 4.4 (No Brokers) and Section 5.1 (Organization and Authority of WGI; Enforceability) shall survive the Closing indefinitely, and (ii) any representation in the case of fraud shall survive until the expiration of the applicable statute of limitations period plus sixty (60) days (each representation and warranty set forth in subsections (i) and (ii), a “Buyer’s Specified Representation”).

(c)           No Claim may be asserted against a party for breach of any representation, warranty or covenant contained in this Agreement and any certificate delivered pursuant hereto, unless written notice of such Claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim (based on the reasonable knowledge or belief of the party making such Claim as of such date) on or prior to the date on which the representation, warranty or covenant on which such Claim is based ceases to survive as set forth in Section 9.3, in which case such representation, warranty or covenant shall survive solely as to such Claim until such Claim has been finally resolved.  Any matter as to which a Claim has been asserted by notice to the other Party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this ARTICLE IX notwithstanding any applicable statute of limitations (which the Parties hereby waive) until such matter is finally terminated or otherwise resolved by the Parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

(d)           All of the covenants made by each Party in this Agreement shall survive the consummation of the Transactions until the time specified in each such covenant.

9.4          Limitation on Indemnification.

(a)           Seller shall not have any liability to any Buyer Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 9.1(a)(i) until such time as the amount of all such Losses shall collectively exceed $100,000 (the “Seller’s Deductible”) (after which point Seller will be obligated to indemnify the Buyer Indemnified Parties from and against Losses in excess of Seller’s Deductible).

Notwithstanding anything to the contrary contained in this Agreement, (i) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by the Buyer Indemnified Parties pursuant to Section 9.1(a)(i) shall be $3,000,000 (the “Cap”), and (ii)  the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by the Buyer Indemnified Parties pursuant to Section 9.1(a)(ii) shall be equal to the Aggregate Purchase Price received by Seller.

(b)           Buyer shall not have any liability to any Seller Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 9.1(b)(i) until such time as the amount of all such Losses shall collectively exceed $100,000 (the “Buyer’s Deductible”) (after which point Buyer will be obligated to indemnify the Seller Indemnified Parties from and against Losses in excess of Buyer’s Deductible).

(c)           Notwithstanding anything to the contrary in this Agreement, (i) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Buyer by the Seller Indemnified Parties pursuant to Section 9.1(b)(i) shall be equal to the Cap, (ii) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Buyer by the Seller Indemnified Parties pursuant to Section 9.1(b)(ii) shall be equal to the Aggregate Purchase Price received by Seller, and (iii) the Cap shall not apply to Claims in respect of the breach by Seller of Seller’s Specified Representations, or any covenants in Sections 6.1 through 6.7, for which Claims the aggregate dollar amount of all payments Seller shall be obligated to make pursuant to this Article IX shall be equal to the Aggregate Purchase Price received by Seller

(d)           A Party may not assert a claim for indemnification based on a breach by the other Party of a representation, warranty, or covenant if the Indemnified Party had actual knowledge or should have had knowledge of such breach before the Closing.

(e)           Any entitlement of any Buyer Indemnified Party or Seller Indemnified Party to make a claim under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such claim constituting a breach of more than one representation, warranty or covenant.

(f)            The Parties shall cooperate with each other with respect to resolving any Claim, Liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all commercially reasonable efforts to mitigate any such Claim, Liability or Loss (which efforts may include availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity).  No Party shall have any obligation to indemnify the other Party for any Losses to the extent they are caused, contributed to or exacerbated by the actions or failure to act of the Buyer Indemnified Parties (in the case of Seller’s indemnification obligations) or Seller Indemnified Parties (in the case of Buyer’s and WGI’s indemnification obligations).  The Buyer, the Seller, and WGI shall, or shall cause the applicable Indemnified Party to, use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

9.5          Exclusive Remedy. OTHER THAN RIGHTS TO EQUITABLE RELIEF PURSUANT TO SECTION 6.4 OR CLAIMS FOR FRAUD TO THE EXTENT AVAILABLE UNDER APPLICABLE LAW, SELLER AND EACH OF THE OTHER INDEMNIFIED PARTIES OF SELLER, AND BUYER AND WGI, ON BEHALF OF THEMSELVES AND EACH OF THE OTHER INDEMNIFIED PARTIES OF BUYER, ACKNOWLEDGE AND AGREE THAT THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OR INACCURACY, OR ALLEGED BREACH OR INACCURACY, OF ANY REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH OR ANY COVENANT, AGREEMENT OR ANY OTHER CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH, SHALL BE INDEMNIFICATION IN ACCORDANCE WITH THIS ARTICLE IX.

9.6          Tax Treatment of Indemnity Payments.  Seller and Buyer agree to treat all payments made by any of them to or for the benefit of the other under this ARTICLE IX as adjustments to the Aggregate Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof.

9.7          Offset. Provided that an indemnification Claim has been made in good faith and the amount of such Claim has been calculated in good faith, and upon notice to Seller specifying in reasonable detail the basis for any such set off, Buyer may set off any indemnification Claim amount to which it may be entitled under this Article IX against amounts otherwise payable to Seller under the Note or the Earn-Out, if earned, set forth in Sections 2.2(a)(iii) and 2.3, respectively.  To the extent Buyer has made a Claim for indemnification before a payment is due under the Note or in accordance with the terms of the Earn-Out, and such Claim is not resolved, Buyer shall be permitted to withhold from such payment, and any subsequent payments, until such Claim is resolved, a reasonable amount as a reserve to cover the potential indemnification obligations of Seller with respect to such Claim, and any amounts due and owing in excess of such reserve shall be promptly paid to Seller in accordance with the terms of this Agreement and/or the Note.  Any amounts withheld by Buyer pursuant to this Section 9.7, other than amounts otherwise owed by Seller to satisfy Seller’s indemnification obligations under this Agreement, shall be promptly released to Seller following the resolution of any such Claim.  Notwithstanding anything to the contrary herein, (i) Buyer’s right to offset under this Section 9.7 is not Buyer’s exclusive remedy, and (ii) neither the exercise nor non-exercise of Buyer’s rights to offset under this Section 9.7 will constitute an election of remedies or limit Buyer in any way in the enforcement of any other remedies that may be available to it under this Agreement.

ARTICLE X
GENERAL

10.1        Further Assurance.  Each Party hereto shall execute and cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

10.2        Amendments; Waivers.  This Agreement and any Schedule or Exhibit to this Agreement may be amended only by agreement in writing of all Parties to this Agreement.  Any Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein, or (c) waive compliance with any of the agreements or covenants of the other Party contained herein.  No such waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.  The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

10.3        Schedules; Exhibits; Integration.  Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing, is hereby incorporated in and shall constitute a part of this Agreement, although such Schedule or Exhibit need not be physically attached to any copy of this Agreement.  This Agreement, together with such Schedules and Exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

10.4        Governing Law.  This Agreement, the legal relations between the Parties and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, including but not limited to the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware.  The Parties agree that exclusive jurisdiction and venue in any actions relating to this Agreement and the subject matter hereof shall be in the State or Federal District Courts of Delaware.

10.5        No Assignment.  Neither this Agreement nor any rights or obligations under it are assignable without the express written consent of Seller and Buyer, except that Buyer may assign its rights hereunder to any wholly owned subsidiary of Buyer.

10.6        Headings.  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

10.7        Publicity and Reports.  Seller and Buyer shall coordinate all publicity relating to the Transactions and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the Transactions, without obtaining the prior written consent of both Seller and Buyer; provided that the Parties hereto consent to any filings and disclosures relating to this Agreement made by Buyer pursuant to the Securities Act or Exchange Act.  Seller and Buyer shall obtain the prior consent of the other Party to the form and content of any application or report made by any Party to this Agreement or its Affiliates to any Governmental Entity that relates to this Agreement; provided, however, that such consent shall not be unreasonably withheld, conditioned or delayed and that in the event that either Party has not responded to a consent request within two (2) Business Days, such consent shall be deemed granted.

10.8        Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any Party to this Agreement.  This Agreement may only be enforced against the named Parties hereto.  All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as Parties hereto; and no officer, director, shareholder, employee or affiliate of any Party hereto not otherwise named as a Party hereto (including any person negotiating or executing this Agreement on behalf of a Party hereto) shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

10.9        Notices.  Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, (c) mailed, postage prepaid, receipt requested, or (d) sent by overnight courier as follows:

If to Buyer, addressed to:	With a copy to:

Willdan Energy Solutions	Lavoie & Jarman
2401 East Katella Avenue	2410 E. Katella Avenue
Suite 300	Suite 310
Anaheim, California 92806	Anaheim, California 92806
Attention: Stacy McLaughlin	Attention: Robert L. Lavoie, Esq.
Chief Financial Officer
Facsimile: (714) 940-4920	Facsimile (714) 742-2251

If to Seller, addressed to:	With a copy to:

730 New Hampshire, Suite 203	Polsinelli PC
Lawrence, Kansas 66044	900 West 48th Place, Suite 900
Attention: Aaron Etzkorn	Kansas City, Missouri 64112
Attention: Edward E. Frizell
Facsimile: (785) 816-4755	Facsimile: (816) 753-1536

or to such other address or to such other person as either Party shall have last designated by such notice to the other Party.  Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 10.9 and an appropriate answerback is received, (ii) if given by mail, three (3) days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by overnight courier, one (1) Business Day following the date sent, or (iv) if given by any other means, when actually delivered at such address.

10.10      Expenses.  Each Party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the Transactions, including but not limited to the fees, expenses and disbursements of their accountants, financial advisors and counsel, whether or not the Closing shall have occurred.  Notwithstanding the foregoing, if any Action relating to this Agreement, or the other Transactional Agreements in connection herewith, or the enforcement of any provision of such items is brought against any Party hereto pursuant to ARTICLE IX above, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other damages or relief to which the prevailing party may be entitled).

10.11      Arbitration.

(a)           In the event the Parties to this Agreement are unable to resolve a disputed claim or claims, any of the Parties may request arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration will not be commenced until such amount is ascertained or all Parties agree to arbitration; and in either such event the matter will be settled by arbitration conducted by three (3) arbitrators.  Within thirty (30) days of a party requesting arbitration pursuant to this Section 10.11, Buyer and Seller will each select one (1) arbitrator, and, within ten (10) days of such selection, the two (2) arbitrators so selected will select a third arbitrator.  The arbitrators will set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing Parties about the subject matter of the dispute.  The arbitrators will rule upon motions to compel or limit discovery and will have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a court of competent Law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of a majority of the three (3) arbitrators as to the validity and amount of any claim will be binding and conclusive upon the Parties to this Agreement.  Such decision will be written and will be supported by written findings of fact and conclusions which will set forth the award, judgment, decree or order awarded by the arbitrators.

(b)           Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration will be held in Anaheim, CA, or such other location as the parties may mutually agree, under the rules then in effect of JAMS/Endispute.

10.12      Time of the Essence.  Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each Party hereto.

10.13      Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all Parties remain valid, binding and enforceable.  In event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.  To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

10.14      Counterparts.  This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts.  All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Parties.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

“BUYER”

WILLDAN ENERGY SOLUTIONS

By:	/s/ Thomas A. Kouris
Thomas A. Kouris, President

“WGI”

WILLDAN GROUP, INC.

By:	/s/ Thomas D. Brisbin
Thomas D. Brisbin, President

“SELLER”

360 ENERGY ENGINEERS, LLC

By:	/s/ Joseph Hurla
Joseph Hurla, Member

By:	/s/ Scott McVey
Scott McVey, Member

By:	/s/ Aaron Etzkorn
Aaron Etzkorn, Member

EXHIBIT A

ASSETS

1)                                     “Assets” means the following (excluding, in each case, any and all Excluded Assets), as of the Closing:

a.                                      all of Seller’s furniture, fixtures, leasehold improvements, equipment, supplies, machinery, tools, spare parts, computer hardware, printers, phone systems, field equipment other office equipment and vehicles;

b.                                      all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business (“Inventory”);

c.                                       all trade accounts receivable arising from the rendering of services or the sale of goods by the Business;

d.                                      all the Assigned Contracts;

e.                                       all permits, licenses, registrations, certifications, qualifications or waivers issued, granted, given, or otherwise made available by, or under the authority of, any Governmental Entity or pursuant to any Law (“Permits”), to the extent such Permits may be transferred under applicable Law, and to the extent such Permits cannot be transferred Seller shall cooperate in making applications for issuance of such Permits to Buyer;

f.                                        all intangible Assets used or held for use in the Business;

g.                                       all Seller’s books, documents, records, files and papers pertaining to the Business or the Assets which are maintained in the ordinary course of the Business and are required, necessary or advisable in order for Buyer to conduct the Business from and after the Closing in the manner in which it is presently being conducted, including governmentally-required records, manuals, engineering data, designs, drawings, blueprints, plans, specifications, lists, copies of customer lists, computer media and data, website content, Software and Software documentation (subject to applicable licensing agreements), sales literature, catalogues, promotional items, advertising materials, materials relating to past and as well as ongoing projects, and other written materials (“Books and Records”); provided, however, Books and Records will not include any Excluded Records (as set forth in Schedule 2.1(c)), which shall be Excluded Assets;

h.                                      all rights, benefits, and interests under any non-competition, non-solicitation, confidentiality, or other similar agreement with the Continuing Employees;

i.                                          the goodwill associated with the Business;

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j.                                         all rights to enforce agreements entered into with current or former employees or consultants or other Persons containing non-disclosure, non-solicitation, non-competition provisions, invention assignment or similar restrictive covenants, to the extent relating to the Business, against the current or former employees or consultants or other Persons that are parties thereto;

k.                                      all Intellectual Property used or held for use in the Business, including all rights thereunder and remedies against infringement and misappropriation with respect thereto;

l.                                          the Assigned Name;

m.                                  all rights under or pursuant to warranties, representations and guarantees made by suppliers, manufacturers or contractors in connection with products or services provided to the Seller in connection with the Business; and

n.                                      all tangible personal property of the Business that is located at the Leased Real Property or at other real property locations owned or leased by the Sellers and their Affiliates and all tangible personal property that is assigned to or used by the Continuing Employees.

o.                                      all customer lists of the Business; and

p.                                      all other assets and rights of every kind and description, tangible or intangible, used or held for use in connection with the Business (excluding any assets and rights, tangible or intangible, of a type that is the subject of one or more of the preceding clauses above and excluding any Excluded Assets).

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EXHIBIT B

ASSIGNED CONTRACTS

See attached

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EXHIBIT C

CORPORATE OVERHEAD SERVICES

Accounting and Finance

IT

Human Resources

Marketing

Public Company

Executive

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EXHIBIT D

NOTE

See attached

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EXHIBIT E

GUARANTY

See attached

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EXHIBIT F

ESCROW AGREEMENT

See attached

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EXHIBIT G

BILL OF SALE, ASSIGNMENT, AND ASSUMPTION AGREEMENT

See attached

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EXHIBIT H

EMPLOYMENT AGREEMENT OF JOSEPH HURLA

See attached

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EXHIBIT I

EMPLOYMENT AGREEMENT OF SCOTT MCVEY

See attached

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EXHIBIT J

EMPLOYMENT AGREEMENT OF AARON ETZKORN

See attached

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